UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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COMPLETE PRODUCTION SERVICES, INC.

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April 9, 2009

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Complete Production Services, Inc. to be held on May 21, 2009, at 9:00 a.m. local time, at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024.

At this year’s annual meeting you will be asked to: (i) elect two directors to serve for a three-year term; (ii) approve an amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan; (iii) ratify the selection of our independent registered public accountants; and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors, approval of the amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Complete Production Services, Inc. and its stockholders, and, accordingly, recommends a vote “FOR” election of each of the two nominees for directors, “FOR” the approval of the amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan and “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the voting instruction form provided by your broker or other nominee. This will ensure your shares are represented at the annual meeting. Your vote is important!

Sincerely,

James F. Maroney
Vice President, Secretary and General Counsel

COMPLETE PRODUCTION SERVICES, INC.
11700 Katy Freeway, Suite 300
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

To the Stockholders of Complete Production Services, Inc.:

We will hold our annual meeting of stockholders at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024, on May 21, 2009, at 9:00 a.m. local time, for the following purposes:

1. To elect Joseph C. Winkler and R. Graham Whaling as directors with a three-year term expiring at the 2012 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To approve an amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan (the “2008 Plan”) to increase the number of shares of our common stock, par value $0.01 per share, available for issuance under the 2008 Plan by 6,400,000 shares.

3. To ratify the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

4. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 23, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or voting instruction form. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting instruction form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding your voting rights.

By Order of the Board of Directors,

James F. Maroney
Vice President, Secretary and General Counsel
Complete Production Services, Inc.

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PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Complete Production Services, Inc., a Delaware corporation (“Complete Production Services,” “we,” “our” or “us”), for use at the 2009 annual meeting of stockholders to be held on Thursday, May 21, 2009, at 9:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. We intend to mail this proxy statement and accompanying proxy card on or about April 10, 2009 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024. Directions to attend the meeting may be found on our Internet website, www.completeproduction.com.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Stockholder Meeting to Be Held on May 21, 2009:

This proxy statement and our 2008 annual report to stockholders are available on our website at www.completeproduction.com/fin-reports. This website address contains the following documents: the notice of the annual meeting, this proxy statement and proxy card sample, and the 2008 annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 23, 2009. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us.

Your shares are said to be held in “street name” if they are held in a stock brokerage account or by a bank, trust or other nominee, in which case the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to such shares. Even if your shares are held in “street name,” you are still considered the beneficial owner of those shares. If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the self-addressed postage paid envelope provided.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting.

If You Do Not Specify How You Want Your Shares Voted

If you are a stockholder of record, if you submit your signed proxy card and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of each of the two nominees listed in this proxy to serve on our board of directors for a term expiring at the 2012 annual meeting of stockholders;

•	FOR the proposed amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan, which authorizes the issuance of an additional 6,400,000 shares of our common stock; and

•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

If you are a “street name” holder of shares, and do not provide voting instructions to your broker or other nominee, your shares will be considered “broker non-votes.” Broker non-votes occur when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. The effect of a broker non-vote is that your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the annual meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

Brokers generally have discretionary authority to vote on the election of directors to serve on our board of directors and the ratification of the selection of Grant Thornton LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on approval of the proposed amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, a ballot will be available upon request at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas 77079
Attn: Secretary

If your shares are held in “street name” by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 23, 2009, 76,848,368 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A majority of the outstanding shares of common stock present in person or represented by proxy will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus the two nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus broker non-votes are generally not expected to result from the vote on election of directors. Any broker non-votes that may result will not affect the outcome of the election.

For Proposal 2, approval of the amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan is governed by the NYSE listing standards, which require that to be approved, the plan amendment must receive the affirmative vote of the holders of a majority of the shares of common stock cast on such proposal, in person or by proxy, provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “For” and “Against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “For,” votes “Against,” and abstentions, which sum is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “For” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions will have the effect of a vote against Proposal 2. The approval of an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from Proposal 2 and may make it difficult to satisfy the NYSE Votes Cast requirement.

For Proposal 3, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Grant Thornton LLP as our independent auditors. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 3. Any broker non-votes that may result will not affect the outcome of this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Morrow & Co., LLC, to assist in the solicitation of proxies and to provide related advice and informational support, for a service fee of approximately $5,000 (which includes an advance against expenses of $2,500) and the reimbursement of additional customary expenses. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (281) 372-2300 or investorrelations@completeproduction.com or write to: Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079, Attn: Investor Relations.

Important Information About Us

On September 12, 2005, Integrated Production Services, Inc. (“IPS”), Complete Energy Services, Inc. (“CES”) and I.E. Miller Services, Inc. (“IEM”) were combined and became Complete Production Services, Inc. in a transaction we refer to as the “Combination.” IPS was the acquirer in the Combination and was subsequently renamed Complete Production Services, Inc. On April 20, 2006, we entered into an underwriting agreement in connection with our initial public offering and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On April 21, 2006, our common stock began trading on the NYSE under the symbol “CPX.”

ITEM 1:
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be set by our board of directors. Our board of directors has set the current authorized directors at nine members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The following two Class I directors have a term expiring at this annual meeting: Joseph C. Winkler and R. Graham Whaling. Andrew L. Waite, a Class I director, will not be standing for re-election to the board of directors at the annual meeting. Mr. Waite has decided to pursue other opportunities and his decision not to stand for re-election is not the result of any disagreement with us or our board of directors. Our board of directors has approved a reduction in the number of authorized directors from nine to eight, effective immediately prior to this annual meeting.

Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our board of directors has nominated Joseph C. Winkler and R. Graham Whaling for re-election as directors to the board. Each of the nominees currently serve on our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2012 annual meeting, or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date. There are no family relationships among our directors.

				Director	Term
Name	Age	Position	Class	Since	Expires

Joseph C. Winkler	57	Chairman and Chief Executive Officer	I	2005	2012
Robert S. Boswell	59	Director	III	2005	2011
Harold G. Hamm	63	Director	II	2005	2010
Michael McShane(1)(2)	54	Director	III	2007	2011
W. Matt Ralls(1)	59	Director	II	2005	2010
R. Graham Whaling(1)(2)	54	Director	I	2005	2012
Marcus A. Watts(3)	50	Director	III	2007	2011
James D. Woods(2)(3)	77	Director	II	2001	2010

(1)	Current member of the Audit Committee of the Board

(2)	Current member of the Compensation Committee of the Board

(3)	Current member of the Nominating and Corporate Governance Committee of the Board

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 23, 2009.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Joseph C. Winkler.  Mr. Winkler has served as our Chief Executive Officer since September 2005, as our director since June 2005 and as our Chairman of the Board since March 20, 2007. On June 20, 2005, Mr. Winkler assumed his duties as President and Chief Executive Officer of CES and as a director of CES, IEM and IPS. CES and IEM were combined in September 2005 with IPS, which was renamed Complete Production Services, Inc. Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, from March 2005 until June 2005 and the company’s predecessor, Varco International, Inc.’s President and Chief Operating Officer from May 2003 until March 2005. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco International, Inc. and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Teleco and Milpark Drilling Fluids. Mr. Winkler received a Bachelor of Science degree from Louisiana State University. Mr. Winkler serves on the board of directors of Petroleum Equipment Suppliers Association (PESA), an oilfield service and supply industry trade association and is a member of the board of directors of Dresser-Rand Group, Inc.

R. Graham Whaling.  Mr. Whaling has served as our director since September 2005. Mr. Whaling is the managing director of Parkman Whaling LLC, an energy investing and banking advisory firm he founded in November 2007. In addition, he has served as a director of Brigham Exploration Company, an independent exploration and production company, from June 2001 to December 2007. From October 2001 through February 28, 2007, Mr. Whaling served as Chairman and Chief Executive Officer of Laredo Energy, LP, a privately owned partnership engaged in the acquisition and development of natural gas reserves in south Texas. Subsequent to Laredo Energy III LP’s sale of its producing properties and undeveloped acreage to El Paso Corporation in November 2006, Mr. Whaling retired from Laredo Energy LP effective February 28, 2007. Immediately prior to joining Laredo Energy, LP, Mr. Whaling was Chairman of Michael Petroleum Corporation, an independent exploration and production company that no longer exists. From May 1999 to May 2001,

Mr. Whaling was a Managing Director with Credit Suisse First Boston’s Global Energy Partners, which specialized in private equity investments in energy businesses worldwide. Prior to joining Credit Suisse First Boston, Mr. Whaling was Chairman and Chief Executive Officer of Monterey Resources from its inception until it was acquired by Texaco in 1997. Prior to joining Monterey Resources, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy, an independent exploration and production company, where he managed the initial public offering and the spin-off of Santa Fe’s western division, Monterey Resources. Previously, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and Credit Suisse First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm. Mr. Whaling has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Harold G. Hamm.  Mr. Hamm has served as our director since September 2005. From October 2004 until September 2005, Mr. Hamm served as a director of CES, one of our predecessors. Mr. Hamm was elected Chairman of the board of directors of Hiland Partners’ general partner in October 2004. Hiland Partners is a NASDAQ publicly traded midstream master limited partnership. Mr. Hamm has served as President and Chief Executive Officer and as a director of Continental Gas, Inc., a midstream natural gas gathering company, since December 1994 and then served as Chief Executive Officer and a director until 2004. Since its inception in 1967, Mr. Hamm has served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as Chairman of its board of directors. Continental Resources, Inc. is an independent exploration and production company. Mr. Hamm is the immediate past chairman of the Oklahoma Independent Petroleum Association. He is the founder and served as Chairman of the board of directors of Save Domestic Oil, Inc. Mr. Hamm is immediate past President of the National Stripper Well Association, and currently serves on the executive boards of the Oklahoma Independent Petroleum Association and the Oklahoma Energy Explorers.

W. Matt Ralls.  Mr. Ralls has served as our director since December 2, 2005. Since January 2009, Mr. Ralls has served as the President, Chief Executive Officer and director of Rowan Companies, Inc. Previously, Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007. Mr. Ralls also served as Senior Vice President and Chief Financial Officer for GlobalSantaFe from November 2001 to June 2005. Previously, he was Global Marine Inc.’s Senior Vice President, Chief Financial Officer and Treasurer from January 1999 to November 2001 when Global Marine merged to become GlobalSantaFe. He also served as Global Marine’s Executive Vice President, Chief Financial Officer and Treasurer from 1997 to January 1999. Mr. Ralls served as Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation, an independent exploration and production company, before joining Global Marine. Prior to joining The Meridian Resource Corporation, Mr. Ralls served as Executive Vice President, Chief Financial Officer and a director of Kelley Oil and Gas Corporation, an independent exploration and production company, from 1990 until 1996. Mr. Ralls spent the first 17 years of his career in commercial banking, mostly at the senior loan management level, with three large Texas banks, including NationsBank in San Antonio, Texas.

James D. Woods.  Mr. Woods has served as our director since June 2001. From June 2001 until September 2005, Mr. Woods served as a director of IPS, which, subsequent to the Combination in September 2005 with CES and IEM, was renamed Complete Production Services, Inc. Mr. Woods is the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated. Mr. Woods was Chief Executive Officer of Baker Hughes from April 1987, and Chairman from January 1989, in each case until January 1997. Mr. Woods is currently a director of ESCO Technologies, a NYSE-listed supplier of engineered filtration products to the process, healthcare and transportation market and Foster Wheeler Ltd., an OTC-traded holding company of various subsidiaries which provides a broad range of engineering, design, construction and environmental services.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Robert S. Boswell.  Mr. Boswell has served as our director since September 2005. From July 2004 until September 2005, Mr. Boswell served as a director of CES, one of our predecessors. He serves as Chairman and Chief Executive Officer of Laramie Energy II, LLC, a Denver-based privately held oil and gas exploration and production company he founded in June 2007. Prior to the formation of Laramie II, Mr. Boswell served as Chairman and Chief Executive Officer of Laramie Energy, LLC, a privately held oil and gas exploration company, whose assets were sold in May 2007. Prior to his time at Laramie, Mr. Boswell served as Chairman of the board of directors of Forest Oil Corporation, an independent exploration and production company, from March 2000 until September 2003. He served as Chief Executive Officer of Forest Oil Corporation from December 1995 until September 2003. Mr. Boswell served as Forest Oil Corporation’s President from November 1993 to March 2000 and Chief Financial Officer from May 1991 until December 1995, having served as a member of the board of directors of Forest Oil Corporation from 1986 until September 2003. He has also served as a director of C.E. Franklin Ltd., a provider of products and services to the oilfield industry, specifically completion products.

Michael McShane.  Mr. McShane has served as our director since March 20, 2007. Mr. McShane currently serves as a director of Spectra Energy Corp, a leading provider of natural gas infrastructure, and as a director of Globalogix, a privately held company that provides comprehensive services to up-stream oil & gas producers and operators. Previously, Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a public company which manufactures and supplies oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008. Mr. McShane also served as Grant Prideco’s Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company from 1990 to June 2002 and Vice President — Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

Marcus A. Watts.  Mr. Watts has served as our director since March 20, 2007. Mr. Watts is a partner in the law firm of Locke Lord Bissell & Liddell LLP where he has practiced corporate and securities law since 1984 and is the Vice Chairman of the firm and managing partner of its Houston office. From January 2001 to June 2005, Mr. Watts served as a director of Cornell Companies, a public company which is a provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Mr. Watts serves as Chairman of the Advisory Board of the Salvation Army, is the Past Chairman and Executive Committee member of the Society for the Performing Arts, and serves as a member of various committees for the Houston Ballet and YMCA.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 23, 2009:

Name	Age	Position

Joseph C. Winkler	57	Chairman and Chief Executive Officer
Brian K. Moore	52	President and Chief Operating Officer
Jose Bayardo	37	Vice President, Chief Financial Officer and Treasurer
James F. Maroney	57	Vice President, Secretary and General Counsel
Kenneth L. Nibling	58	Vice President — Human Resources and Administration
Robert L. Weisgarber	57	Vice President — Accounting and Controller

J. Michael Mayer, our former Senior Vice President and Chief Financial Officer, retired from us effective as of October 15, 2008. From October 15, 2008 until March 15, 2009, Mr. Mayer provided limited transition services to us as an independent contractor. See “Compensation Discussion & Analysis — Severance and Change of Control Agreements” for further information regarding Mr. Mayer’s retirement.

Joseph C. Winkler. See above “— Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders.”

Brian K. Moore.  Mr. Moore has served as our President and Chief Operating Officer since March 20, 2007 and prior to that served as our President, IPS Operations from September 2005 through March 20, 2007. From April 2004 through September 2005, Mr. Moore served as President and Chief Executive Officer and a director of IPS, one of our predecessor companies. From January 2001 through April 2004, Mr. Moore served as General Manager — Oilfield Services, U.S. Land Central Region, at Schlumberger Ltd., an international oilfield and information services company. Prior to serving as General Manager — Oilfield Services, Mr. Moore served as Pressure Pumping Manager for Schlumberger’s Eastern Region from July 1999 to January 2001. Mr. Moore has over 29 years of oilfield service experience including 15 years with Camco International where he served in various management and engineering positions including General Manager — Coiled Tubing Operations.

Jose A. Bayardo.  Mr. Bayardo has served as our Vice President, Chief Financial Officer and Treasurer since October 2008. From February 2007 to October 2008, Mr. Bayardo served as our Vice President — Corporate Development and Investor Relations. From April 2006 to January 2007, he served as Vice President of our IPS Division’s Rocky Mountain and Mid Continent operations. From April 2003 to April 2006, he served as the Vice President of Corporate Development of IPS, our predecessor company. Prior to joining us, Mr. Bayardo was an investment banker with JPMorgan.

James F. Maroney.  Mr. Maroney has served as our Vice President, Secretary and General Counsel since October 2005. From August 2005 until October 2005, Mr. Maroney surveyed various opportunities until accepting employment with us. Mr. Maroney served as Of Counsel to National Oilwell Varco, Inc. from March 2005 to August 2005. He served as Vice President, Secretary and General Counsel of Varco International, Inc. from May 2000 until March 2005. Prior to that time, Mr. Maroney served as Vice President, Secretary and General Counsel of Tuboscope, Inc., predecessor to Varco International, Inc.

Kenneth L. Nibling.  Mr. Nibling has served as our Vice President — Human Resources and Administration since October 2005. From August 2005 to October 2005, Mr. Nibling surveyed various opportunities until accepting employment with us. He served as Vice President, Human Resources of National Oilwell Varco, Inc. from March 2005 through July 2005. He served as Varco International, Inc.’s Vice President — Human Resources and Administration from May 2000 until March 2005. Prior to that time, Mr. Nibling served as Vice President — Human Resources and Administration of Tuboscope, Inc., predecessor to Varco International, Inc.

Robert L. Weisgarber.  Mr. Weisgarber has served as our Vice President — Accounting and Controller since September 2005. From April 2004 until September 2005, he served as the Vice President — Accounting of CES, one of our predecessor companies. From October 2003 until April 2004, Mr. Weisgarber served as CFO Partner for Tatum Partners, an executive services and consulting firm. Mr. Weisgarber served as Chief Financial Officer of DSI Toys, Inc., a publicly owned manufacturer of toys that has since liquidated pursuant to Chapter 7 of the Bankruptcy Code, from March 1999 until its bankruptcy in October 2003.

CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. Our board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer and our principal financial officer, our principal accounting officer and our controller, and a Code of Ethics for Non-Employee Directors that applies to all of our non-employee directors. Our guidelines and codes of ethics can be found in the corporate governance section of our website at

www.completeproduction.com. In addition, our guidelines and codes of ethics are available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Board Independence

Our board of directors has determined that each of Messrs. McShane, Ralls, Watts, Whaling and Woods is an independent member of the board under the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence. Our board has further determined that each of our standing committees is comprised solely of such independent members of our board. In making these determinations, our board considered all relationships between us and the director and the director’s family members. As noted above, our board determined Mr. Watts to be independent. Mr. Watts is a partner in the law firm of Locke Lord Bissell & Liddell LLP (LLB&L) and is the partner in charge of our legal services account with LLB&L. Based on the amount paid by us to LLB&L in 2008 and the absence of any other material relationship between Mr. Watts and us, our board determined that Mr. Watts is independent. For a discussion of transactions involving Mr. Watts, as well as Messrs. Boswell and Hamm (who we determined to be not independent), see “Certain Relationships and Related Transactions.”

Board Meetings

Our board held eight meetings during fiscal year 2008 and acted by unanimous written consent two times. During fiscal year 2008, all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management present. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All of our directors attended last year’s annual meeting of stockholders.

Board Committees

Our board maintains a standing: (i) Audit Committee, (ii) Nominating and Corporate Governance Committee and (iii) Compensation Committee. To view the charter of each of these committees please visit our website at www.completeproduction.com. In addition, the charter for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079. The membership of our standing committees as of the record date is as follows:

Nominating and
	Independent		Corporate
	Under NYSE	Audit	Governance	Compensation
Director	Standards	Committee	Committee	Committee

Joseph C. Winkler	No
Andrew L. Waite(1)	No
Robert S. Boswell	Yes
Harold G. Hamm	No
Michael McShane	Yes	**		**
W. Matt Ralls	Yes	“C”
R. Graham Whaling	Yes	**		“C”
Marcus A. Watts	Yes		“C”
James D. Woods	Yes		**	**

(1)	Mr. Waite is not standing for re-election to our board of directors.

**	Member

“C”	Chair

Audit Committee

The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and reviews the appointment, performance and replacement of our internal auditors, and has responsibility for reviewing and discussing with our management and our independent registered public accountants (when appropriate), the audited consolidated financial statements, prior to filing or issuance, included in our Annual Report on Form 10-K and our unaudited condensed consolidated financial information included in our earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

W. Matt Ralls (Chairman), Michael McShane and R. Graham Whaling were members of the Audit Committee throughout fiscal year 2008 and are currently members of the Audit Committee. Our board of directors has determined that all current Audit Committee members are financially literate under the current listing standards of the NYSE and that all current Audit Committee members are independent under the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Ralls qualifies as an “audit committee financial expert” as defined by the Securities Exchange Commission, or SEC. During fiscal year 2008, the Audit Committee met eight times.

Nominating and Corporate Governance Committee

Marcus A. Watts (Chairman) and James D. Woods were members of the Nominating and Corporate Governance Committee (“Nominating Committee”) throughout fiscal year 2008 and are currently members of the Nominating Committee. Our board of directors has determined that all current Nominating Committee members are independent under the listing standards of the NYSE and have no material relationship with us that would impair such directors’ independence. The Nominating Committee met two times in fiscal year 2008.

The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, integrity, qualifications (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Nominating Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts. In determining whether to recommend a director for re-election, the Nominating Committee also considers the board’s and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of the board and the like. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

R. Graham Whaling (Chairman), Michael McShane and James D. Woods were the members of the Compensation Committee during fiscal year 2008 and are currently members of the Compensation Committee. Our board has determined that all current Compensation Committee members qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met five times and acted by unanimous written consent six times in fiscal year 2008.

The Compensation Committee reviews and establishes the compensation of our executives officers, including our Chief Executive Officer, division presidents and all other members of our senior management who earn greater than $200,000 in salary on an annual basis, has direct access to third party compensation consultants, and administers our stock incentive plans, including the review and grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee reviews annually, generally in the first quarter of each fiscal year, the base salaries for our executive officers and other members of senior management who earn greater than $200,000 in salary. The Compensation Committee also determines annually, generally during the first quarter, the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under the Management Incentive Plan for the prior fiscal year and our performance relative to such criteria. In addition, under our equity grant policy, the Compensation Committee makes grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established by our Chief Executive Officer and the executive officer at the beginning of each year, the officer’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. Since September 2006, the Compensation Committee has engaged Pearl Meyer & Partners, independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant. During fiscal 2008 and early 2009, the Compensation Committee directed the consultant to provide: (i) a summary report on projected 2008 increases in base salaries and total cash compensation for executives in the energy and energy services sector; (ii) a comprehensive market analysis of our executives’ 2008 compensation forms and levels, including an analysis of share allocation and usage levels, executive benefits and perquisites, and severance and change of control provisions; and (iii) a framework for determining 2009 long-term incentive compensation.

Communication with the Board

Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Secretary at our principal executive offices at 11700 Katy Freeway, Suite 300, Houston, Texas 77079. Our Secretary will submit all correspondence to the board of directors or to any specific director to whom the correspondence is directed.

Compensation of Directors

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2008.

Director Compensation Table

	Fees Earned
	or Paid	Stock	Option
Director	in Cash(1)	Awards(2)(3)(5)	Awards(2)(4)(5)	Total

Robert S. Boswell	$43,250	$52,765	$38,777	$134,792
Harold G. Hamm	$44,000	$52,765	$41,271	$138,036
Michael McShane	$43,250	$65,266	$34,095	$142,611
W. Matt Ralls	$59,000	$52,765	$55,127	$166,892
Andrew L. Waite	$42,500	$52,765	$41,271	$136,536
Marcus A. Watts	$54,000	$65,266	$34,095	$153,361
R. Graham Whaling	$53,250	$52,765	$41,271	$147,286
James D. Woods	$41,750	$52,765	$41,271	$135,786

(1)	In 2008, each non-employee director was entitled to receive an annual retainer fee of $35,000 and fees of $1,500 for attendance at each meeting of our board of directors or $750 for each meeting of our board of directors attended telephonically. The chairman of the Audit Committee was entitled to receive an additional annual retainer fee of $15,000 and each director who serves as committee chairman (other than the chairman of the Audit Committee) was entitled to receive an additional annual retainer fee of $10,000.

Members of our board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation.

(2)	As of February 2007, non-employee directors received an automatic grant, upon initial appointment and upon each annual meeting of stockholders, of equity awards valued at $100,000 as follows: (a) options to purchase 5,000 shares of our common stock, to be valued as of the date of grant based on the Black-Scholes model of option valuation to determine grant date fair value, and (b) the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant. The 2008 annual awards were granted on May 22, 2008, the date of our stockholders’ meeting. Directors must continue to hold and may not transfer 65% of their restricted shares that have vested until their directorship on our board is terminated. The options have a term of ten years and vest in three equal installments, generally on each of the first, second and third anniversaries of the grant date, subject to continued service on the board of directors. The restricted stock generally vests in full on the first anniversary of the grant date.

Effective as of January 2009, non-employee directors will receive the automatic grants described above upon initial appointment and annually upon the last business day of January each year, instead of annually on the date of each annual meeting of stockholders. Our board changed the date of each annual grant to non-employee directors from the date of the annual meeting to the last business day of January each year in order to be consistent with the grant date of annual equity awards to our employees.

(3)	The amounts shown are the compensation costs recognized by us in fiscal year 2008 related to grants of restricted stock in fiscal year 2008 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”). For a discussion of valuation assumptions, see Footnote 12, “Stockholders’ Equity” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Shares in	2008
		Original	Compensation
Director	Grant Date	Grant	Cost

Robert S. Boswell, Harold G. Hamm, W. Matt Ralls, Andrew L. Waite, R. Graham Whaling and James D. Woods	05/22/2008	1,682	$29,317
	05/24/2007	2,143	$23,448
Michael McShane and Marcus A. Watts	05/22/2008	1,682	$29,317
	05/24/2007	2,143	$23,448
	03/20/2007	2,559	$12,501

The grant date fair value of the 1,682 shares of restricted stock granted on May 22, 2008 under our 2008 Plan to the non-employee directors, was $50,258, as computed in accordance with FAS 123R, based on the closing price of our common stock of $29.88 on the grant date. The 2008 restricted stock grants will vest in full on May 21, 2009.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2008 related to grants of stock options in fiscal year 2008 under the 2008 Plan and in prior fiscal years, as described in FAS 123R. For a discussion of valuation assumptions, see Footnote 12, “Stockholders’ Equity” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that for purposes of the amounts shown, no forfeitures were assumed to take place.

The grant date fair value of the options to purchase 5,000 shares of our common stock granted on May 22, 2008 under our 2008 Plan was $33,760, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The following assumptions were used in the Black-Scholes model: market price of stock, $29.88; exercise price of option, $29.88; expected stock volatility, 16.7%; risk-free interest rate, 3.24% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.

The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Shares in	2008
		Exercise	Original	Compensation
Director	Grant Date	Price	Grant	Cost

Robert S. Boswell	05/22/2008	$29.88	5,000	$6,875
	05/24/2007	$26.26	5,000	$15,552
	04/20/2006	$24.00	5,000	$16,350
Harold G. Hamm, Andrew Waite, R. Graham Whaling and James D. Woods	05/22/2008	$29.88	5,000	$6,875
	05/24/2007	$26.26	5,000	$15,552
	04/20/2006	$24.00	5,000	$16,350
	10/01/2005	$11.66	5,000	$2,494
Michael McShane and Marcus A. Watts	05/22/2008	$29.88	5,000	$6,875
	05/24/2007	$26.26	5,000	$15,552
	03/20/2007	$19.54	5,000	$11,668
W. Matt Ralls	05/22/2008	$29.88	5,000	$6,875
	05/24/2007	$26.26	5,000	$15,552
	04/20/2006	$24.00	10,000	$32,700

(5)	The tables below show the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards granted outstanding for each non-employee director as of December 31, 2008.

	Options	Unvested Restricted
	Outstanding at Fiscal	Shares Outstanding at
Director	Year End	Fiscal Year End

Andrew L. Waite	20,000	1,682
Robert S. Boswell	32,514	1,682
Harold G. Hamm	20,000	1,682
Michael McShane	15,000	1,682
W. Matt Ralls	20,000	1,682
Marcus A. Watts	15,000	1,682
R. Graham Whaling	27,397	1,682
James D. Woods	24,001	1,682

ITEM 2:

APPROVAL OF AMENDMENT NO. 1 TO THE COMPLETE PRODUCTION SERVICES, INC.
2008 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve Amendment No. 1, or Amendment, to the Complete Production Services, Inc. 2008 Incentive Award Plan, or 2008 Plan, at the annual meeting. In March 2009, our Compensation Committee and our board unanimously approved and adopted the Amendment, subject to approval by our stockholders.

The Amendment is intended to increase the maximum aggregate number of shares of common stock that may be issued under the 2008 Plan by 6,400,000 shares, from 2,500,000 shares to 8,900,000 shares. Of the 6,400,000 share increase, 4,900,000 shares may be granted as full value awards. As of March 23, 2009, only approximately 54,018 shares remain available for grant under the 2008 Plan. Due to market conditions and the decrease in the price of our common stock during 2008, more shares were needed in January 2009 to provide competitive grant value levels to our executive officers and workforce. In making its determinations for the annual January 2009 grants, the Compensation Committee employed the lower equity grant guidelines of 2007 and granted awards at approximately 81% of that lower level to our executive officers.

Upon stockholder approval of the Amendment, an additional 6,400,000 shares will be available for grant under the 2008 Plan, bringing the aggregate number of shares available for issuance under the 2008 Plan to 8,900,000. Approval of the Amendment by our stockholders will be considered approval of the material terms of the performance goals under the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. If the Amendment is not approved by our stockholders, the 2008 Plan, as in effect immediately prior to the adoption of the Amendment, will remain in full force and effect.

The principal features of the 2008 Plan, as proposed to be amended, are summarized below, but the summary is qualified in its entirety by reference to the 2008 Plan and Amendment. The 2008 Plan is attached to our proxy statement for the 2007 fiscal year, which is on file with the SEC and available at www.sec.gov. The Amendment is attached to this proxy statement as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT NO. 1 TO THE COMPLETE PRODUCTION SERVICES, INC. 2008 INCENTIVE AWARD PLAN.

Purpose of the 2008 Plan

The purpose of the 2008 Plan is to promote our success and enhance our value by linking the personal interests of the members of our board, employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance that generates superior returns to our stockholders. The 2008 Plan is further intended to provide flexibility in our ability to motivate, attract, and retain the services of members of our board, employees and consultants upon whose judgment, interest, and special effort, the successful conduct of our operation is largely dependent.

The 2008 Plan is designed to permit us to make cash- and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee operates the annual cash-based Management Incentive Plan under the 2008 Plan, thereby permitting performance-based award payments under the Management Incentive Plan to qualify as performance-based compensation under Section 162(m). Approval of the Amendment by our stockholders will be considered approval of the material terms of the performance goals under the 2008 Plan for purposes of Section 162(m) of the Code.

The 2008 Plan became effective on May 22, 2008 upon receiving stockholder approval at the 2008 annual meeting.

Securities Subject to the 2008 Plan

The aggregate number of shares of our common stock that may be issued or transferred pursuant to awards under the 2008 Plan as proposed to be amended is 8,900,000 shares, which represents an increase of 6,400,000 shares. In the event of any cancellation, termination, expiration, lapse or forfeiture of an award granted under the 2008 Plan or any award outstanding under our Amended and Restated 2001 Stock Incentive Plan, as amended, any shares subject to the award at such time will be made available for future grants under the 2008 Plan. No more than 8,900,000 shares of common stock may be issued upon the exercise of incentive stock options. Of the 6,400,000 shares of common stock being requested pursuant to this proposal, not more than 4,900,000 shares will be available for full value awards granted under the 2008 Plan. For these purposes, full value awards mean any award other than (i) an option, (ii) a stock appreciation right or (iii) any other award for which the holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from us or any subsidiary of ours). As of the record date, there are 54,018 shares available for issuance under the 2008 Plan.

The 2008 Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award. If, however, any shares of restricted stock are forfeited by a holder or repurchased by us pursuant to the terms of the 2008 Plan, such shares will be available for future grants under the 2008 Plan. To the extent permitted by applicable law or any exchange rule, shares issued or issuable in connection with any award issued in substitution for any outstanding award of any entity acquired in any form of combination by us or our subsidiaries will not be counted against the shares available for issuance under the 2008 Plan.

The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. For purposes of the 2008 Plan, the fair market value of a share of common stock as of any given date will be the closing sales price for a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sales occurred on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal. The closing sales price for a share of common stock on the New York Stock Exchange, or the NYSE, on March 23, 2009 was $3.30.

Eligibility

Our and our subsidiaries’ employees, consultants and non-employee directors are eligible to receive awards under the 2008 Plan. As of March 23, 2009, there were eight eligible non-employee directors. As of December 31, 2008, we had 7,266 employees. However, historically, we have granted equity awards to not more than 250 employees. No employee, consultant or non-employee director is entitled to participate in the 2008 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or service. Only those employees, consultants and non-employee directors who are selected to receive grants by the administrator may participate in the 2008 Plan.

Awards under the 2008 Plan

The 2008 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be evidenced by a separate agreement or other document which will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options will provide for the right to purchase shares of our common stock at a specified price that is not less than the closing price of a share of our common stock on the date of grant, and usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the satisfaction of pre-established performance goals. Non-qualified stock options may be granted for any term specified by the administrator, but the term may not exceed ten years.

Incentive Stock Options.  Incentive stock options will be designed to comply with the applicable provisions of Section 422 of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price that is not less than the closing price of a share of common stock on the date of grant, may only be granted to our and our subsidiaries’ employees and must not be exercisable after a period of ten years measured from the date of grant. However, if subsequently modified, incentive stock options may cease to qualify for treatment as incentive stock options and be treated as non-qualified stock options. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee (including all options granted under the 2008 Plan and all or our and our subsidiaries’ other option plans) may for the first time become exercisable as incentive stock options during any one calendar year may not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be non-qualified stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of one of our parent or subsidiary corporations, the exercise price of such incentive stock option must be at least 110% of the fair market value of a share of common stock on the date of grant and such incentive stock option must not be exercisable after a period of five years measured from the date of grant. Like non-qualified stock options, incentive stock options usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the satisfaction of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights provide for the payment of an amount to the holder based upon the excess (if any) of the fair market value of a share of our common stock on the date of exercise over the fair market value of a share of our common stock on the date of grant. Stock appreciation rights under the 2008 Plan will be settled in cash or shares of common stock, or in a combination of both, at the election of the administrator. Stock appreciation rights may be granted in connection with stock options or other awards or separately. Stock appreciation rights may be granted for any term specified by the administrator, but the term may not exceed ten years.

Restricted Stock.  Restricted stock may be issued at such price, if any, as may be determined by the administrator and may be made subject to such restrictions (including service vesting or vesting based on the satisfaction of pre-established performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares lapse. A holder of restricted stock, unlike a holder of options or restricted stock units, generally will have voting rights and may receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock awards provide for the deferred issuance to the holder of the award of shares of our common stock, subject to any conditions determined by the administrator (including service vesting or vesting based on the satisfaction of pre-established performance goals). Deferred stock may not be sold or otherwise hypothecated or transferred until shares of common stock have been issued under the deferred stock award. Deferred stock will not be issued until the deferred stock award has vested, and a holder of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units provide for the issuance of shares of common stock, subject to vesting conditions (including vesting based on continued service or the satisfaction of pre-established performance goals). The issuance of shares of our common stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. On the deferral or vesting date, as applicable, we will transfer one unrestricted, fully transferable share of our common stock for each vested restricted stock unit not previously forfeited. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met.

Dividend Equivalents.  Dividend equivalents represent the right to receive the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares of our common stock. Dividend equivalent rights may be granted in connection with full value awards granted under the 2008 Plan, but may not be granted in connection with options or stock appreciation rights. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator. No dividend equivalents shall be payable with respect to options or stock appreciation rights.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase shares of our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of earned bonuses or compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, consultant or non-employee director.

Performance Awards.  Performance awards may be granted by the administrator to our or our subsidiaries’ employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, the amount paid or distributed under performance awards will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Section 162(m) “Performance-Based” Awards.  The administrator may grant performance awards payable in cash or shares of our common stock or a combination of both under the 2008 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and that are paid, vest or become exercisable upon the achievement of specified performance goals during a specified performance period that are related to one or more specified performance criteria, as applicable to us or any division, business unit or individual. These performance criteria include, but are not limited to, the following:

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	operating earnings or profit;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	price per share of our common stock;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of critical projects;

•	various statistics including total reportable incident rates (TRIR), loss time incident rates (LTIR) or workers comp experience modifier; and

•	market share.

Performance goals established by the administrator based on the performance criteria for the performance period may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Except as provided by the administrator, the achievement of each performance goal will be determined in accordance with United States generally accepted accounting principles to the extent applicable. At the time of grant, the administrator may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	items related to a change in accounting principle;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Award Limits

The maximum number of shares which may be subject to awards granted under the 2008 Plan to any individual during any calendar year may not exceed 900,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2008 Plan. In addition, the maximum aggregate cash amount that may become payable pursuant to all performance-based awards that may be granted to any individual during any calendar year shall be $4,000,000.

Vesting and Exercise of Awards

The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. Generally, our employees’ option and restricted stock grants vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us. Effective as of our 2007 annual meeting of stockholders, our non-employee directors’ options also vest in equal annual installments over a three-year period on each anniversary of the grant date, while our non-employee directors’ restricted stock grants vest in full on the anniversary of the date of grant, in each case, subject to continued service with us. No portion of an award which is not vested at the holder’s termination of employment, consulting or directorship relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee, consultant or non-employee director of us or for a specified period of time (up to the remainder of the award term) following the holder’s termination of employment or directorship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service by reason of the holder’s resignation, discharge, retirement or death.

Only whole shares of common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award, including any required payment of withholding taxes, will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price, or through a broker assisted cashless exercise procedure where the holder of the award places a market sell order with a broker with respect to the shares of common stock issuable upon exercise or vesting of the award and the broker timely remits such payment to us. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	the delivery of shares of common stock owned by the holder;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of other lawful consideration of any kind; or

•	any combination of the foregoing.

Grants of Awards to Non-Employee Directors

The 2008 Plan authorizes the grant of discretionary awards to non-employee directors, the terms and conditions of which are to be determined by the administrator. Historically, our non-employee directors receive an automatic grant of certain awards. Previously, non-employee directors received an automatic grant, upon initial appointment and upon each annual meeting of stockholders. As of January 30, 2009, the date of grant for annual awards to non-employee directors was changed to the last business day of January of each year in order to harmonize non-employee director grants with the date of grant for annual grants to our employees. Since February 2007, automatic grants to non-employee directors are valued at $100,000 as follows: options to purchase 5,000 shares of our common stock, to be valued as of the date of grant based on Black-Scholes formula employing the closing price of our common stock and the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant.

Options and Restricted Stock Grants as of March 23, 2009

The following table sets forth summary information concerning the number of shares of our common stock subject to option and restricted stock grants made under the 2008 Plan to our named executive officers, directors and employees as of March 23, 2009.

	Number of
	Shares	Number of
	Underlying	Restricted
Name	Option Grants	Stock Grants

Joseph C. Winkler Chairman of the Board, Chief Executive Officer, nominee for re-election	279,300	288,200
Brian K. Moore President and Chief Operating Officer	138,800	136,300
Jose A. Bayardo Vice President, Chief Financial Officer and Treasurer	59,100	54,100
J. Michael Mayer Former Senior Vice President and Chief Financial Officer	0	29,300
James F. Maroney Vice President, Secretary and General Counsel	56,700	61,000
Kenneth L. Nibling Vice President — Human Resources and Administration	53,200	56,400
Each Non-Employee Director, including R. Graham Whaling, a nominee for re-election	10,000	15,383
All current executive officers as a group	587,100	625,300
All current non-employee directors as a group	80,000	123,064
All employees, including current officers who are not executive officers, as a group	191,568	1,682,235

As of the date of this proxy statement, no awards had been granted pursuant to the 2008 Plan that are subject to approval by the stockholders of the Amendment. Awards are subject to the discretion of the administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2008 Plan or the benefits that would have been received by such participants if the Amendment had been in effect in the year ended December 31, 2008.

Transferability of Awards

Awards generally may not be assigned, transferred, or otherwise disposed in any manner other than by will or by the laws of descent and distribution, pursuant to beneficiary designation procedures approved from time to time by the administrator or, subject to the consent of the administrator, pursuant to a domestic relations order. Notwithstanding the foregoing, the administrator may also permit a non-qualified stock option to be transferred to certain family members, trusts or entities owned by these family members and trusts. Under no circumstances may awards be transferred for consideration. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee, unless it has been disposed of pursuant to a domestic relations order.

Adjustments for Stock Splits, Recapitalizations, Mergers

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends), or any other change affecting the shares of our common stock or the share price of our common stock, the administrator of the 2008 Plan will equitably adjust any or all of the following in order to reflect such change:

•	the aggregate number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2008 Plan;

•	the aggregate number of shares that may be subject to awards granted to any person in any calendar year, referred to as the award limit;

•	the number and kind of shares of common stock subject to outstanding awards;

•	the terms and conditions of any outstanding awards; and/or

•	the grant or exercise price with respect to any outstanding award under the 2008 Plan.

The administrator has the authority to take certain discretionary actions in these events including accelerating the awards and terminating the awards in exchange for cash.

Change in Control

In the event of a Change in Control (as defined in the 2008 Plan), each outstanding award will be assumed or an equivalent award will be substituted by the successor corporation. If the successor corporation does not assume or substitute an award, the administrator may cause such award to become fully exercisable and cause all forfeiture restrictions applicable to such award to lapse. In addition, the administrator will notify the holder that the award is fully exercisable for 15 days after the date of such notice and will terminate upon the expiration of this 15 day period.

Administration of the 2008 Plan

The board will administer the 2008 Plan with respect to awards to non-employee directors, and the Compensation Committee of the board (or another committee or subcommittee of the board) will be the administrator of the 2008 Plan with respect to all other awards. The Compensation Committee of the board, or another committee or subcommittee of the board serving as administrator of the 2008 Plan is expected to consist solely of two or more directors, each of whom is intended to qualify as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code, and an “independent director” under the rules of the NYSE. The board or the Compensation Committee may delegate authority to a subcommittee comprised of one or more directors or officers to grant, or amend awards to persons other than those persons subject to Section 16 of the Exchange Act or whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code.

The administrator of the 2008 Plan (i.e., the board, Compensation Committee or other committee of the board, or the subcommittee to whom authority has been delegated, as applicable) will have the power to:

•	designate which eligible individuals are to receive awards and the terms of such awards (including, but not limited to, the exercise price, grant price, or purchase price, any schedule for vesting, and any accelerations or waivers thereof);

•	determine the type(s) of awards to be granted to each participant;

•	determine the number of awards to be granted and the number of shares of common stock to which an award will relate;

•	determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

•	prescribe the form of each award agreement;

•	decide all other matters that must be determined in connection with an award;

•	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the 2008 Plan;

•	interpret the terms of, and any matter arising pursuant to, the 2008 Plan or any award agreement; and

•	make all other decisions that may be required pursuant to the 2008 Plan or as the administrator deems necessary or advisable to administer the 2008 Plan.

The 2008 Plan also authorizes the administrator to make such modifications to the terms and conditions of awards, including the adoption of one or more subplans, as may be deemed advisable to ensure compliance with applicable foreign laws and listing standards, provided any such action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the 2008 Plan

The administrator may terminate, amend or modify the 2008 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which our common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to increase the maximum number of shares of common stock that may be issued under the 2008 Plan (other than by reason of the adjustments described under the title “Adjustments for Stock Splits, Recapitalizations, and Mergers” above) or decrease the exercise price of any option or stock appreciation right granted under the 2008 Plan.

Except with respect to amendments that are intended to cause awards to comply with or be exempt from Section 409A of the Code, no amendment, modification or termination of the 2008 Plan will adversely affect in any material way any award previously granted pursuant to the 2008 Plan without the participant’s consent. Additionally, in no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date of the annual meeting.

Federal Income Tax Consequences Associated with the 2008 Plan

The following is a general summary under current law of the material federal income tax consequences to an employee, consultant or non-employee director granted an award under the 2008 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options.  If an optionee is granted a non-qualified stock option under the 2008 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss.

Incentive Stock Options.  No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee generally will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date (or, if less, the price at which the shares are sold) over the exercise price paid for the shares should be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally, we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights.  No taxable income generally should be recognized upon the grant of a stock appreciation right, but, upon exercise of the stock appreciation right, the cash or the fair market value of the shares received should be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock.  In general, a recipient of restricted stock should not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and non-transferable within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount the participant paid, if any, for such restricted stock. A recipient of restricted stock may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock.  A recipient of restricted stock units or a deferred stock award generally should not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards.  A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock Payments.  A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax Deductions and Section 162(m) of the Code.  Except as otherwise described above with respect to incentive stock options, we or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees,” which are our principal executive officer and our next three highest compensated officers (not including our principal financial officer). Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares or award amount that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2008 Plan may be “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2008 Plan is structured in a manner that is intended to provide the administrator with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the administrator determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain awards under the 2008 Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount will be subject to additional income tax at regular income tax rates plus an additional 20% income tax, as well as potential premium interest tax.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT NO. 1 TO THE COMPLETE PRODUCTION SERVICES, INC. 2008 INCENTIVE AWARD PLAN.

ITEM 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2009, and the board of directors has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Grant Thornton is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 23, 2009, based on 76,848,368 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2008 (collectively the “named executive officers”); and (iv) all of our current directors and nominees, named executive officers and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

		Rights to		Percentage of
	Shares of	Acquire	Total Shares	Outstanding
	Common	Common	Beneficially	Common
Name	Stock(1)	Stock(2)	Owned	Stock(3)

Directors and Nominees:
Joseph C. Winkler(4)	776,108	630,598	1,406,706	1.83
Robert S. Boswell	51,118	10,834	61,952	*
Harold G. Hamm(5)	4,247,876	10,834	4,258,710	5.54
Michael McShane	20,085	6,668	26,753	*
W. Matt Ralls	21,694	10,834	32,528	*
Andrew L. Waite(6)	1,037,099	10,834	1,047,933	1.36
Marcus A. Watts	22,085	6,668	28,753	*
R. Graham Whaling	59,910	18,231	78,141	*
James D. Woods	97,860	14,835	112,695	*
Other Named Executive Officers:
Brian K. Moore	261,832	61,334	323,166	*
Jose Bayardo	78,474	44,903	123,377	*
J. Michael Mayer	133,783	92,000	225,783	*
James F. Maroney	126,870	39,136	166,006	*
Kenneth L. Nibling(7)	119,055	56,501	175,556	*
All current executive officers and directors (including nominees) as a group (14 persons)	6,932,866	934,344	7,867,210	10.24
Stockholders Holding 5% or more:
SCF-IV, L.P. and Related Entities(8) 600 Travis, Suite 6600, Houston, Texas 77002	9,694,610	0	9,694,610	12.62

*	Less than 1%.

(1)	Includes unvested restricted common stock as follows:

	Unvested		Unvested
Directors and Nominees	Restricted Stock	Other Named Executive Officers	Restricted Stock

Mr. Winkler	389,153	Mr. Moore	127,933
Mr. Boswell	15,383	Mr. Bayardo	53,841
Mr. Hamm	15,383	Mr. Mayer	0
Mr. McShane	15,383	Mr. Maroney	60,887
Mr. Ralls	15,383	Mr. Nibling	57,420
Mr. Waite	15,383	All current executive officers and directors	818,564
Mr. Watts	15,383
Mr. Whaling	15,383
Mr. Woods	15,383

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 23, 2009, upon the exercise of options.

(3)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 23, 2009 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	Includes 3,200 shares owned by Mr. Winkler’s spouse.

(5)	Includes an aggregate of 3,954,621 shares owned by Harold G. Hamm GRAT 4; Harold G. Hamm GRAT 6; and Harold G. Hamm GRAT 8 and 144,355 shares owned by the Revocable Inter Vivos Trust of Harold G. Hamm, as amended and restated, dated as of April 23, 1984, each of which is an estate planning trust. Mr. Hamm is the grantor and serves as the trustee of each of theses trusts. As such, Mr. Hamm may be deemed to have voting and dispositive power over the shares beneficially owned by these trusts.

(6)	Mr. Waite serves as Managing Director of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by L.E. Simmons and Associates. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-IV, L.P. See Footnote 8 below. Mr. Waite is not standing for re-election to our board of directors.

(7)	Includes 1,000 shares owned by Mr. Nibling’s son. Mr. Nibling disclaims beneficial ownership of the shares held by his son.

(8)	According to a Schedule 13G/A and Form 4 filed by L.E. Simmons on February 10, 2009 and August 27, 2008, respectively. Includes 6,516,117 shares owned directly by SCF-IV, L.P., 1,342,642 shares owned directly by L.E. Simmons, 1,006,855 shares owned directly by LESFP, Ltd., 91,654 shares owned directly by LES/VCWS 2005 Family Trust, 681,432 shares owned directly by SCF-VI, L.P., and 55,910 shares owned directly by L.E. Simmons & Associates, Incorporated. L.E. Simmons may be deemed to beneficially own 9,694,610 of these shares based on his sole power to vote and dispose of the shares held directly by him and shared power to vote and dispose of 8,260,314 shares. L.E. Simmons is the President and sole member of LESGP, LLC, which is the general partner of LESFP, Ltd. and is thus deemed the beneficial owner of, based on its power to direct the voting and disposition of, the shares held by LESFP, Ltd. L.E. Simmons is the sole stockholder of L.E. Simmons & Associates, Incorporated, which is the sole member and general partner, respectively, of SCF-IV, G.P., LLC and SCF-VI G.P. Limited Partnership, and thus L.E. Simmons and L.E. Simmons & Associates, Incorporated may be deemed to beneficially own all of the securities beneficially owned by these entities. L.E. Simmons is a trustee of the LES/VCWS 2005 Family Trust and may be deemed to beneficially own all of the securities owned by the LES/VCWS 2005 Family Trust. SCF-IV, G.P., LLC is the sole member of SCF-IV, L.P. and is deemed the beneficial owner of, based on its power to direct the voting and disposition of, the shares held by SCF-IV, L.P. SCF-VI, G.P., Limited Partnership is the

general partner of SCF-VI, L.P. and is deemed the beneficial owner of, based on its power to has the power to direct the voting and disposition of, the shares held by SCF-VI, L.P.

All 55,910 of the shares owned directly by L.E. Simmons & Associates, Incorporated, 890,105 of the 1,006,855 shares owned directly by LESFP, Ltd. and 1,006,855 of the 1,342,642 shares owned directly by L.E. Simmons are subject to an understanding (the “understanding”) pursuant to which such parities have agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it.

Excludes the following shares, a portion of which are subject to an understanding pursuant to which the owner has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it:

•	475,011 shares owned directly by David C. Baldwin, all of which are subject to the understanding;

•	414,016 shares owned directly by Anthony F. DeLuca, of which 406,540 shares are subject to the understanding;

•	659,398 shares owned directly by Andrew L. Waite (as of February 10, 2009 according to the Form 13G/A filed by L.E. Simmons on that date), of which 652,599 shares are subject to the understanding; and

•	348,555 shares owned directly by JWG Management, Ltd., of which 299,555 shares are subject to the understanding and 5,740 shares owned directly by John H.W. Geddes, the president and sole stockholder of JWG Management, Ltd.

The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers” which consist of Joseph C. Winkler, our Chairman of the Board and Chief Executive Officer, Brian K. Moore, our President and Chief Operating Officer, Jose A. Bayardo, our Vice President and Chief Financial Officer, James F. Maroney, our Vice President, Secretary and General Counsel, Kenneth L. Nibling, our Vice President — Human Resources and Administration, and J. Michael Mayer, our former Senior Vice President and Chief Financial Officer who retired in October 2008.

Executive Summary

Fiscal 2008.  Just prior to our initial public offering in April 2006, the Compensation Committee undertook a comprehensive market study and established the following compensation philosophy and objectives:

•	setting base salaries at the median of our peer group; and

•	setting total direct compensation (base salary, annual performance-based cash bonuses and long-term equity awards) between the market median and 75th percentile of our peer group.

In setting total direct compensation between the market median and 75th percentile, the Compensation Committee assumed performance under our annual cash bonus plan was between “Expected Value” and Over Achievement,” as such terms are used in the Management Incentive Plan discussion below.

In light of the significant growth in our revenues since our initial public offering, in October 2007 the Compensation Committee commissioned its consultant, Pearl Meyer & Partners (“PM&P” or the “consultant”), to perform an analysis of our executives’ compensation forms and levels. In its January 2008 report, PM&P concluded that our named executive officers’ 2007 base salaries and total direct compensation levels were below the Compensation Committee’s pay strategy of paying base salaries at the median and total direct compensation between the median and 75th percentile. The substantial gap between the peer companies’ compensation practices and the compensation levels of our named executive officers was noted by PM&P at the commencement of 2008 and reviewed by the Compensation Committee initially on January 22, 2008. Specifically, base salaries for each of our named executive officers were below the 25th percentile and total direct compensation levels were approximately 24% below the market median. Given the then-current market environment and concerns about our stock price performance, the Compensation Committee was concerned about the timing and the size of the base salary adjustments that would be needed to comply with their philosophy of paying base salaries at the median of our peer group. Thus, at the commencement of 2008, the Compensation Committee determined to partially address the pay gap through increased pay for performance opportunities that were largely intended to apply for 2008 compensation only, as a temporary adjustment, and included the following:

•	Base salaries for our named executive officers were kept at their 2007 level, which resulted in 2008 salaries being paid at below the market median.

•	The 2008 bonus opportunity for each named executive officer at “Expected Value” level of performance, which is expressed as a percentage of salary, was increased by 25 percentage points for 2008 only (i.e., the Chief Executive Officer’s increase was from 100% of base salary to 125% of base salary, while the other named executive officers 2008 percentages ranged from 75% to 100% of base salary, an increase from the 2007 range of 50% to 75% of base salary).

•	The targeted long-term incentive (LTI) multiples for our named executive officers, which are expressed as a stated multiple of salary, were increased by one-third for determining the 2008 equity grants (i.e., the Chief Executive Officer’s LTI multiple increased from 3.0x base salary to 4.0x base salary, while the other named executive officers 2008 multiples ranged from 2.0x to 3.0x of base salary, an increase from the 2007 range of 1.5x to 2.25x of base salary).

In light of the retention disincentive created by our underwater options, the shortage in the share reserve under our existing equity incentive plan, and the objective to provide total direct compensation between the market median and the 75th percentile, the Compensation Committee took the following additional actions on January 29, 2008:

•	The 2008 equity grant values for our named executive officers were in the form of approximately 35% stock options and 65% restricted shares (compared to 70% stock options and 30% restricted stock in 2007 and 2006).

•	The share reserve under the existing equity plan was insufficient to provide the number of proposed equity awards required to be made on January 31, 2008 to our named executive officers in accordance with our equity grant guidelines. Accordingly, the award of 282,900 shares of restricted stock to our named executive officers and other members of the senior management team that should have been granted on January 31, 2008 in accordance with the Compensation Committee’s guidelines were made on May 22, 2008, following stockholder approval of our new 2008 Incentive Award Plan (the “2008 Plan”). To place the recipients in the same position that they would have been if we had a sufficient pool at January 31, 2008, these restricted stock awards vest in one-third increments on January 31, 2009, 2010 and 2011, subject to continued service with us.

While the first three quarters of fiscal 2008 provided record financial performance, general market conditions and the decline in drilling and exploration expenditures by our customers following the significant drop in oil and gas commodity prices impacted our fourth quarter results. Thus, in spite of concerns in late 2007 and early 2008, fiscal 2008 was strong overall, marked by an increase in revenues from $1.66 billion in 2007 to $1.84 billion in 2008, a 23% increase. This represented an increase in earnings per diluted share (EPS) from continuing operations from $2.23 in 2007, before a goodwill impairment charge of $0.18 per share, to $2.31 in 2008, before a goodwill impairment charge of $3.40 per diluted share. We also continued our investment and growth strategy by acquiring four oilfield service companies for an aggregate of

$180.2 million in cash. Our strong financial performance for the year generated cash bonus awards equal to approximately 192.9% of each executive’s target bonus opportunity, based on fiscal 2008 EPS of $2.31 (as calculated for bonus purposes under our Management Incentive Plan), which was between “Over Achievement” and “Stretch” performance levels under our Management Incentive Plan, as more fully discussed below.

In October 2008, we promoted Jose A. Bayardo from Vice President, Corporate Development and Investor Relations to Vice President and Chief Financial Officer, following the retirement of J. Michael Mayer, our former Senior Vice President and Chief Financial Officer. In connection with his promotion, and based in part on the recommendation of PM&P, the Compensation Committee increased Mr. Bayardo’s base salary by $100,000 to $290,000, resulting in base salary at below the 25th percentile for this position among the peer companies, and increased his target bonus opportunity to 85% of base salary for 2008, which was the level of 2008 participation for the former Chief Financial Officer.

Also in late 2008, the Compensation Committee adopted a non-qualified deferred compensation plan, the Benefit Restoration Plan, to provide executive officers and other members of senior management with a mechanism to make tax-deferred contributions at the same level offered all employees (with a 4% company match on a 5% employee deferral) to benefit plans that may otherwise not be permitted as a result of the limitations set by Section 401(k) of the Code. We also amended and restated our executive agreements with each member of our senior management to comply with Sections 409A and 162(m) of the Code.

Fiscal 2009 Changes.  In November 2008, the Compensation Committee instructed PM&P to update its review of executive compensation, including a review of base salaries, total cash compensation, long term incentive compensation and total direct compensation. The November 2008 study showed that our named executive officers’ 2008 base salaries were still below the 25th percentile, with an average competitive position at the 11th percentile, and that total direct compensation at target was below market median. The Compensation Committee was concerned in part about salary compression from positions which report to our named executive officers, and also determined that, even in tough economic times, minimal levels of base salary competitiveness are necessary to ensure motivation and retention, and to provide the appropriate base from which cash bonus and long term equity incentives are derived. As a result, the Compensation Committee provided salary increases effective as of January 1, 2009 to each of our named executive officers to bring their salary to be at or slightly below the market median (which resulted in increases for our named executive officers of 28% for the two vice presidents, 71% for our President and Chief Operating Officer, and 45% for our Chairman and Chief Executive Officer).

In light of these salary increases, the Compensation Committee reconfirmed that the increase in bonus opportunities and equity grant guidelines approved for 2008 were temporary corrections for 2008 only, and thus the target bonus opportunities (expressed as a percentage of salary) and equity grant guidelines (expressed as a multiple of salary) were returned to the same levels in effect prior to the 2008 adjustments.

Given the stock market conditions and our stock price decline, the number of shares of common stock that would have been required for competitive grant value levels to each executive and to our workforce, even after reverting to the guidelines in effect prior to 2008, was substantially higher than anticipated. As a result, management proposed to the Compensation Committee that equity awards for 2009 be granted at approximately 81% of the amount required under the guidelines. The Compensation Committee approved management’s proposal and also approved an amendment to the 2008 Plan to increase the share reserve, subject to stockholder approval at this 2009 annual meeting of stockholders. No equity awards are being granted upon condition of stockholder approval of the 2008 Plan amendment. See Proposal 2 “Approval of an Amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan.”

In March 2009, after review of our operating and financial results for the fourth quarter of 2008 and the first two months of 2009, and in light of our decline in stock price and the continued downturn in the economy, management advised the Compensation Committee that the base salaries for the named executive officers should be reduced by 20% for the remainder of 2009. Also at management’s recommendation, the Compensation Committee determined not to establish a bonus program under the MIP for 2009, but reserved the right to make discretionary bonuses after fiscal year end.

Objectives and Elements of our Compensation Programs and Policies

The Compensation Committee’s objective is to provide a total compensation package that is balanced with the proper incentives and is competitive with public companies within our peer group, while aligning the interests of our executives with our stockholders. We believe a significant portion of compensation should be tied to our measurable performance, and our pay strategy for senior management results in a significant percentage of annual compensation being delivered in the form of equity, rather than cash. Our pay strategy also places more compensation at risk in the form of annual incentive opportunities and equity awards for employees with higher levels of responsibility. The following table summarizes the elements of compensation, the Compensation Committee’s strategy with respect to that element and the objectives served.

Pay Element	Rationale / Strategy	Objective Served

Base Salary	• Create a stable part of the total compensation package • Align base salary with the market median of the company’s peer groups to maintain market competitiveness and ensure motivation	• Attract and retain executive officers • Provide financial stability while recognizing individual performance, achievements and contributions
Annual Cash Bonus
•   Set annual bonus targets as necessary to provide total direct compensation (salary, target bonus and long-term incentives) between the median and 75th percentile of the company’s peer groups

•   Tie pay to pre-established financial objectives, such as EPS

•   Create value for our stockholders by establishing performance metrics that affect stock price
• Motivate the executive officers to achieve and exceed our short term financial performance goals that create value for our stockholders

• Subjecting a significant portion of our executive officers’ compensation to the company’s performance, while maintaining market competitiveness
Long — Term Equity Incentives
•   Employ long-term equity incentive award target guidelines based on the value of the award on the date of grant and the executive officer’s position and salary

•   Provide long-term incentive awards in a mix of options (35%), based on the Black-Scholes model for valuations, and restricted shares (65%), based on fair market value on grant, for senior management
• Provide stock options that are tied to stock price appreciation and the interests of our stockholders

•   Provide restricted stock awards that enhance retention of executive officers and long-term value creation and stock price appreciation

• Minimize the dilutive impact of equity incentives
Severance Benefits	• Honor the severance commitments made to our executive officers at the time they were hired and which are market competitive	• Provide financial stability for the executive officers and retention of talented executives

Pay Element	Rationale / Strategy	Objective Served

Change of Control Benefits
•   Provide benefits consistent with our peer groups

•   Serve the best interests of the company’s stockholders in the event of a proposed transaction by limiting payout of these benefits to instances where there is a qualifying termination in connection with the change of control
• Facilitate the completion of transactions that are in the best interests of our stockholders without concern over their personal financial security

Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance and incentive-based programs. Our annual performance-based cash bonus program rewards our short-term financial performance, while our long-term equity awards reward our long-term stock price performance and align the interests of our senior management with our stockholders. The average mix of 2008 compensation paid to our named executive officers are reflected below.

Average NEO Compensation Mix

Determination of Compensation

The Compensation Committee reviews and approves all compensation decisions relating to our Chief Executive Officer and the other named executive officers, all division presidents and all other members of our senior management who earn greater than $200,000 in salary.

We believe in retaining the best talent among our senior executive management team. While our pay structure was established as a guideline, the Compensation Committee also considers the performance of the executive officer over time, as well as our financial performance and the performance of our stock price, as described above. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide total compensation packages with one or more members of our senior executive management that may deviate from the general principle of targeting compensation at the levels discussed above.

Compensation Consultant

The Compensation Committee has retained PM&P since September 2006 as its compensation consultant to advise the Compensation Committee on an as needed basis. PM&P reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. PM&P, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant. PM&P has provided only services directed by the Compensation Committee related to executive compensation, services directed by the Nominating Committee related to director compensation and provided management with a non-executive compensation energy services study at a cost of less than $2,000. PM&P has not provided any other services directly to us.

In October 2007, the Compensation Committee commissioned PM&P to perform a comprehensive market analysis of our executives’ compensation forms and levels. In its January 2008 report, PM&P compared our executives’ compensation forms and levels to peer company proxy data for the following pay components: (i) base salary; (ii) target annual cash incentives; (iii) total target cash compensation (base salary plus target annual cash incentives); (iv) long-term incentives (using grant date fair values); and (v) total direct compensation (total target cash compensation plus long-term incentives). In addition, the study examined long-term incentive trends and reviewed peer company share allocation and usage levels. The analysis also provided a summary of executive benefits and perquisites and severance and change of control provisions.

The Compensation Committee worked closely with management and the consultant to define the peer group companies in the oilfield products and services industry, determining to exclude certain companies which were considered too large or not comparable. The peer group reviewed for the early 2008 compensation determinations consisted of the following companies:

		Market
	TTM Revenue(1)	Capitalization(2)
Company Name	($ millions)	($ millions)

Basic Energy Services, Inc.	$849	$898
Helix Energy Solutions Group, Inc.	$1,663	$3,790
Key Energy Services, Inc.	$1,642	$1,909
Newpark Resources, Inc.	$620	$491
Oil States International, Inc.	$1,992	$1,709
RPC, Inc.	$664	$1,148
Superior Energy Services, Inc.	$1,478	$2,771
Superior Wells Services, Inc.	$331	$498
TETRA Technologies, Inc.	$942	$1,157
W-H Energy Services, Inc.	$1,072	$1,725
75th Percentile	$1,601	$1,863
Median	$1,015	$1,433
25th Percentile	$710	$960
Complete Production Services, Inc.	$1,594	$1,312

(1)	TTM = Trailing Twelve Months. Revenue information is for the TTM ending September 30, 2007.

(2)	Market capitalization information is as of December 31, 2007.

The data was regressed to reflect comparables for a company with a revenues size of $1.655 billion (our revenues) because the median revenue of the peer group companies was meaningfully below our revenues. The data was trended to January 1, 2008 using a 6.0% aging factor, which the consultant advised was conservative. The peer group was updated from the original peer group used in 2006 to better align the peer group to our revenue and market capitalization and also due to the acquisitions of Hydril Company, GrantPrideco and GlobalSantaFe. The peer group will continually be monitored to ensure that it is appropriate for benchmarking purposes. In addition to the peer group, PM&P utilizes its survey database for staff positions that are not directly comparable or are not typically reported as named executive officers in the peer groups’ proxies.

Components of Compensation

Base Salary

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, in 2006 the Compensation Committee established a philosophy to provide base salaries comparable to those being paid by our peer group companies, targeting base salaries at the median market rates. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. The Compensation Committee typically takes into consideration the Chief Executive Officer’s recommendations based on his evaluation of the performance of each other named executive officer against objectives established by the Chief Executive Officer and the executive at the beginning of each year, the executive’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

Even though PM&P’s January 2008 market analysis indicated that our named executive officers’ 2007 base salaries were below the 25th percentile and total direct compensation levels were approximately 24% below the market median of our peer group, given the then-current market environment and concerns about our stock price performance, the Compensation Committee did not approve any base salary increases for 2008 except for Mr. Bayardo. Mr. Bayardo’s salary was increased 53% from $190,000 to $290,000 in connection with his promotion to Vice President and Chief Financial Officer effective October 15, 2008. The Compensation Committee determined to provide this increase to Mr. Bayardo’s salary, which placed him below the 25th percentile for Chief Financial Officers, based in part on the recommendations of PM&P and the fact that this was his first time serving as a chief financial officer.

In November 2008, the Compensation Committee reviewed a study prepared by PM&P (updating the January 2008 peer group data) which showed that our named executive officers’ 2008 base salaries were below the 25th percentile of the peer groups, with an average competitive position at the 11th percentile, and that total direct compensation at target performance was below market median. The Compensation Committee also reviewed our strong financial performance over the then just completed first three quarters of fiscal 2008. As a result, in November 2008, the Compensation Committee approved salary increases to be effective as of January 1, 2009, to each of our named executive officers, as shown in the second column of the table below. This decision was made in conjunction with the Compensation Committee’s confirmation of its initial determination to re-establish in 2009 the target bonus opportunities and equity grant guidelines that were in place prior to the 2008 temporary increase in these measures of compensation. In March 2009, however, after a review of our operating and financial results for the fourth quarter of 2008 and the first two months of 2009, the further decline in our stock price and the continued downturn in the economy, and given the number of equity awards granted in January 2009, the Compensation Committee approved management’s proposal to decrease salaries by 20% for the remainder of 2009, effective as of March 15, 2009, as shown in the table below.

		January-
		March	Remainder of
Name and Principal Position	2008 Salary	2009 Salary	2009 Salary

Joseph C. Winkler,	$552,000	$800,000	$640,000
Chairman and Chief Executive Officer
Brian K. Moore,	$310,000	$530,000	$424,000
President and Chief Operating Officer
Jose A. Bayardo,	$290,000	$290,000	$232,000
Vice President and Chief Financial Officer
James F. Maroney,	$254,400	$325,000	$260,000
Vice President, Secretary and General Counsel
Kenneth L. Nibling,	$238,500	$305,000	$244,000
Vice President — Human Resources and Administration

Annual Performance-Based Cash Bonuses

We maintain an annual cash performance-based bonus program entitled the Management Incentive Plan (“MIP”), in which all members of our senior management team, including our named executive officers, participated for fiscal 2008. The MIP is designed to emphasize the importance of our short-term financial performance objectives and to reward members of our senior management for attaining and exceeding these objectives.

The MIP permits the payment of yearly cash bonuses based upon pre-established financial performance criteria for each plan year and provides for four levels of targeted financial performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch.” The “Entry” level is the minimum level of performance that will be rewarded, with payment at 10% of “Expected Value” bonus opportunity. “Expected Value” is the target level of performance, with payment at 100% of bonus opportunity, and “Stretch” is the highest level of performance that will be rewarded, with payment at 200% of “Expected Value” bonus opportunity. Bonus payouts are based on the level that was exceeded, plus an additional percentage based on the extent to which actual performance fell within the range between the level that was exceeded and the next higher level of performance. Based on market data reviewed by the Compensation Committee in early 2006, this program facilitated our objective of aligning total direct compensation (base salaries, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between the “Expected Value” and “Over Achievement” levels.

As part of the MIP, individual target bonus opportunity is expressed as a percentage of each participant’s base salary, which varies based on position. In order to address the above referenced base pay levels to the competitive market and the potential disadvantage in the competitive marketplace for high quality executive talent, and taking into consideration employee morale and its previously established guidelines and its philosophy to pay for performance, the Compensation Committee increased the potential bonus payouts as a percentage of each named executive officer’s base salary for the fiscal 2008 MIP, by 25 percentage points, as illustrated below.

Position	2007 Bonus at Expected Value	2008 Bonus at Expected Value

Chairman and Chief Executive Officer	100% of base salary	125% of base salary
President and Chief Operating Officer	75% of base salary	100% of base salary
Chief Financial Officer	60% of base salary	85% of base salary
All Other Named Executive Officers	50% of base salary	75% of base salary

The following table provides the potential bonus payouts for 2008, expressed as a percentage of salary, to each of our named executive officers in the case of “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance.

		Expected Value	Over Achievement
	Entry Payout as %	Payout as %	Payout as %	Stretch Payout as %
Position	of Base Salary	of Base Salary	of Base Salary	of Base Salary

Chairman and Chief Executive Officer	12.5%	125%	187.5%	250%
President and Chief Operating Officer	10%	100%	150%	200%
Vice President and Chief Financial Officer	8.5%	85%	127.5%	170%
All Other Named Executive Officers	7.5%	75%	112.5%	150%

At the beginning of each calendar year, the Compensation Committee establishes in writing the financial performance criteria to be used for that fiscal year and the “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels related to that performance criteria. For fiscal 2008 (consistent with fiscal 2007), the Compensation Committee set earnings per diluted share (EPS) as the performance criteria. The Compensation Committee believes EPS is the appropriate measure as it aligns our executive officers’ incentives with stockholder results, given the emphasis of EPS information among public companies and its impact on stockholder value. The Compensation Committee also believes that a performance measurement that includes such factors as depreciation, taxes and interest could be a better indicator of the financial performance of a public company. The Compensation Committee also considered the consultant’s January 2008 market study which indicated that 40%f our peer group companies used EPS as a performance measure in their annual incentive programs. In setting the actual EPS targets for each year, the Compensation Committee considers, among other factors, our prior financial performance, budgeted performance and anticipated developments.

In 2008, the performance objectives for our named executive officers were based completely on targeted EPS. The performance objectives for division presidents were based 25% on targeted EPS and 75% on the performance of individual divisions against pre-established performance targets, such as division EBITDA and division safety results. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee determines whether and to what extent the specified performance objectives have been achieved. For fiscal year 2008, the Compensation Committee approved the following performance target levels for EPS:

Actual	Entry	Expected Value	Over Achievement	Stretch
Performance	Performance	Performance	Performance	Performance

$2.31	$1.59	$1.99	$2.19	$2.33

Fiscal 2008 fully diluted EPS for bonus purposes under the MIP was $2.31, which resulted in bonus awards between “Over Achievement” and “Stretch,” resulting in 192.9% of the executive’s target bonus opportunity being payable. The percentage of the executive’s target bonus opportunity payable includes the 150% payable based on exceeding “Over Achievement” level performance plus an additional percentage (42.9%) based on the extent to which actual performance fell within the range between “Over Achievement” performance and “Stretch” performance. Our performance of $2.31 was $0.12 over our “Over Achievement” representing 85% of performance toward “Stretch,” and thus representing 85% of the 50% difference between 150% for Over Achievement payout and 200% for Stretch Performance.

The actual amounts awarded under the MIP to our named executive officers for fiscal year 2008 are reflected in the Summary Compensation Table.

In late 2008, in connection with the salary increases and consistent with the Compensation Committee’s approach that the 2008 increases in target bonus opportunity were temporary, the Compensation Committee determined that the target bonus opportunities should revert to those levels in effect before the 2008 temporary adjustments. These target bonus opportunities are shown as “2007 Bonus at Expected Value” in one of the tables above.

At the recommendation of management, in March 2009, the Compensation Committee determined not to implement a bonus program under the MIP for 2009, but reserved the right to award bonuses for 2009 after fiscal year end based on its discretion and review of 2009 results and performance.

Long-term Incentive Awards — Stock Options and Restricted Stock

Stock options and shares of restricted stock provide an incentive for our executives and other employees to focus their efforts towards a strategy that will increase our market value, as represented by our stock price. Capital accumulation from vested and unvested equity in these programs serves as a method for motivating and retaining our executives. Our employees, including our named executive officers, are eligible to participate in our annual grant of equity awards on the last business day of January in accordance with our Equity Award Policy. In addition, our employees are eligible to receive other equity awards throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, promotion or the achievement of certain individual or departmental performance objectives.

In connection with our initial public offering, the Compensation Committee established equity grant guidelines. The guidelines were based on input from the compensation consultant, and after consideration of peer group and market data, current and proposed total direct compensation, the rate of our share usage, dilution of our common stock, and individual and corporate performance achievements. The guidelines established for our senior management, including our named executive officers, is to provide equity awards based on the value of the award on the date of grant as a multiple of the executive’s base salary, as set forth below, subject to continued review by the Compensation Committee of potential share dilution and overhang.

These guidelines are consistent with our emphasis on long-term compensation that closely ties our executives’ compensation with the price of our common stock and satisfies our objective to link executive compensation to stockholder return. Our named executive officers and senior management are awarded options and shares of restricted stock. Commencing in 2007, restricted stock was also awarded to employees below the senior management level. In 2006, based on the market study performed in March 2006, the equity awards for named executive officers and senior management were established based on 70% of the award value, using a Black-Scholes model for calculations developed by the Compensation Committee’s consultant, in the form of options and 30% of the award value, based on the closing price of our common stock on the grant date, in shares of restricted stock.

In early 2008, as part of the initial revisions to address the deviation between total direct compensation paid by us and the median of total direct compensation paid by our peer group, as revealed by the 2008 market study performed by PM&P, the Compensation Committee approved new multipliers to determine the 2008 equity awards to be granted to our named executive officers, as described below.

Position	Prior Multiple (2007)	New Multiple (2008 only)

Chief Executive Officer	3.00 times base salary	4.00 times base salary
President and Chief Operating Officer	2.25 times base salary	3.00 times base salary
Chief Financial Officer	1.75 times base salary	2.33 times base salary
Vice President and General Counsel; Vice President, Human Resources and Administration	1.50 times base salary	2.00 times base salary

The Compensation Committee also revised the mix of options to restricted stock, from a value of 70% options/30% restricted stock in 2007 to 35% options/65% restricted stock in 2008 in order to address a number of factors, including the retention disincentive created by underwater options, the potential that in a slowly rising or down market the “cost” of the options to the company may be more than the value delivered to the recipient, the challenges in replenishing share reserves, and to reduce the overall amount of equity awards being issued. The Compensation Committee also considered our consultant’s January 2008 findings that our peer group companies have increased their use of full-value awards, including restricted stock, in some cases, by partly or totally substituting restricted stock for options.

In January 2008, the Compensation Committee made awards of stock options and shares of restricted stock covering approximately 675,000 shares under our 2001 Plan, depleting the share reserve under the 2001 Plan. The Compensation Committee approved a new 2008 Incentive Award Plan and authorized 2.5 million shares for issuance under the 2008 Plan. This plan was approved by stockholders at the 2008 annual meeting of stockholders, and as a result 282,900 shares of restricted stock were awarded to our named executive officers and other members of the senior management team on May 22, 2008, the date of the annual meeting. These awards should have been granted on January 31, 2008 in accordance with the Compensation Committee’s guidelines. In order not to penalize our executives and members of our senior management team, these restricted stock awards vest in one third increments on January 31, 2009, 2010 and 2011, subject to continued service with us.

The Compensation Committee annually reviews the rate of share usage and dilution of our common stock resulting from the grant of our equity awards. Our fiscal year 2007 rate of share usage of 1.41% of the common shares outstanding was below the median and below the average for the peer group companies, based on the January 2008 market data. Our past practice has been to keep dilution of our common stock by outstanding stock options and shares of restricted stock to below 10%. Subsequent to our 2007 annual grants, dilution by outstanding equity awards was approximately 7.18%, which is below the median and the average for the peer group companies.

For 2009 equity awards, the Compensation Committee reinstated the salary multiple guidelines for the equity grants to the levels in effect prior to the 2008 temporary adjustments. As part of the consultant’s review of total direct compensation in November 2008, these salary multiples were found to be in line with competitive practices. However, given the market conditions and our stock price decline, the number of shares of common stock that were to be granted in accordance with our equity grant guidelines (even after reverting to the guidelines in effect prior to 2008) was substantially higher than anticipated. As a result, the Compensation Committee awarded equity for 2009 at approximately 81% of the amount required under the guidelines. The Compensation Committee further approved an amendment to the plan to increase the share reserve under the plan, subject to stockholder approval at this 2009 annual meeting of stockholders. See Proposal 2 “Approval of an Amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan.”

Delegation of Authority to Grant Equity Awards.  In September 2006, our board of directors established an Equity Award Sub-Committee of our board and our Chief Executive Officer was appointed as the sole member of the Equity Award Sub-Committee. The Compensation Committee and the board delegated the making of grants of equity awards, to employees who are not Section 16 officers and who are not officers or senior managers or other key employees with a salary in excess of $200,000 per year, to our Chief Executive Officer, as the sole member of the Equity Award Sub-Committee. The foregoing delegation was generally subject to the following limitations and conditions:

•	the aggregate number of awards that may be granted must be set by the Compensation Committee each year;

•	the options must have an exercise price equal to the closing price of our common stock on the grant date and may have a term not longer than ten years; and

•	the awards shall be exercisable in installments, with full vesting to occur no sooner than the third anniversary after the grant date and awards shall be made under and subject to the terms set forth in our equity plans.

In accordance with this delegation of authority, the Compensation Committee allocated 287,500 shares of restricted stock and 345,000 options for award by the Equity Award Sub-Committee on January 31, 2008. In addition, the Equity Award sub-committee granted an aggregate of 31,596 options and 20,276 shares of restricted stock during fiscal 2008.

Policies with Respect to Equity Compensation Awards Determinations.  Effective for 2007 and on a going forward basis, our board of directors adopted a written policy regarding granting of equity awards. Under our policy, we make grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. The date of approval for such grants may precede, or occur on, the last business day of January. All options must be granted with an exercise price equal to the closing price of our common stock on the date of grant. The Compensation Committee, in approving the annual grants is required to (i) specify the annual grants of equity awards to be made to each executive officer, each division president and each other employee whose base salary equals or exceeds $200,000, and (ii) specify the total grants to be made to the employees as a group comprising each of our business units and/or divisions, as applicable, which for 2008, was 973,772. The Equity Award Sub-Committee, consisting of our Chief Executive Officer, may then allocate the equity awards to the specific employees within such business units and/or divisions and such allocation shall be complete and evidenced by a unanimous written consent executed by the Equity Award Sub-Committee on or before the last business day of January.

The Compensation Committee and the Equity Award Sub-Committee may from time to time grant equity awards in addition to the annual grant effective as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion, in which case such future date shall be the date of grant of the equity award. In no event may the grant date of an equity award be made effective as of a date earlier than the approval date of the award and in no event may the exercise price of an option grant be less than the closing price of our common stock on the NYSE on the grant date.

Severance and Change of Control Agreements

During the fourth quarter of 2006, the Compensation Committee reviewed market data provided by PM&P relating to the prevalence of change of control agreements in the energy services and peripheral energy industry, and the standard terms for such benefits. The market data was compiled from a cross-section of 33 energy and energy service companies that were selected on the basis that they directly or indirectly compete with us for executive talent, they experience comparable market cycles and they may be tracked similarly by market analysts. The Compensation Committee also considered the existing terms of the agreement with our Chief Executive Officer providing certain severance and change of control benefits, and the existing terms of the employment letters with our executive officers providing certain severance benefits. The Compensation Committee approved agreements for the members of our senior management (currently totaling 12 employees), including our named executive officers, that provide such employees with certain payments and other benefits in the event of a change of control, in the event of a qualifying termination of employment in connection with a change of control and in the event of certain terminations of employment not related to a change of control. The Compensation Committee approved amended and restated executive agreements with senior management, which were entered into effective as of December 29, 2008, to comply with Sections 409A and 162(m) of the Code. See “-Potential Payments Upon Termination or Change of Control” for a description of these agreements, as amended and restated.

The benefits payable to our named executive officers in connection with a change of control vary with position and range from a multiple of three to two and a half times salary and termination bonus, based on position, plus continuation of 401(k) contribution and health and other benefits for a period of years multiplied by the applicable multiple. These payments and benefits are payable only upon a double trigger, wherein the executive’s employment is terminated by us without cause or by the executive for good reason within six months prior to or two years following a change of control. The payments and benefits also include full acceleration of all equity awards upon a change of control (i.e., a single trigger). Gross-up payments to reimburse for excise taxes payable by the executive are provided to our named executive officers. These provisions are prevalent in our industry and ensure that the executive officers will receive the full value of the expected payments. These provisions were also negotiated by certain of our executives as the time of their hiring. These agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in control and to ensure that our executive officers direct their energies to creating the best deal for our stockholders without concern for their personal prospects.

The agreements also provide certain benefits and payments in the event a named executive officer is terminated without cause. The benefits payable to our named executive officers in connection with this type of termination vary with position and range from a multiple of two to one and two-third times salary and bonus, based on position, plus acceleration of all equity awards, and continuation of health and other benefits for a period of years multiplied by the applicable multiple. These provisions were consistent with the letter agreements of the executive officers and certain of the terms of our Chief Executive Officer’s agreement. These benefits were also prevalent in approximately two-thirds of the companies reviewed. A more complete description of the material terms of our severance and change of control arrangements can be found under “Potential Payments Upon Termination or Change of Control.”

In connection with Mr. Mayer’s retirement, we entered into a Retirement Agreement with him, pursuant to which Mr. Mayer agreed to provide transition services as an independent contractor from October 15, 2008 to March 15, 2009 (including assistance with the transition of his former responsibilities to Mr. Bayardo and assistance with the preparation of our SEC filings). The Retirement Agreement further provided for (a) the payment to Mr. Mayer of a lump sum retirement benefit equal to $1,043,486, plus payment of a 2008 bonus, prorated through October 15, 2008; (b) $23,285 payment in lieu of continued health and dental insurance benefits for 20 months following October 15, 2008 based on the existing cost sharing arrangement, which includes a tax gross up payment of $7,702 thereon; (c) the accelerated vesting as of October 15, 2008 of 63,899 outstanding unvested stock options and 45,754 outstanding unvested shares of restricted stock held by Mr. Mayer; and (d) an extension of the exercise period for 63,900 of Mr. Mayer’s outstanding options from January 15, 2009 to October 15, 2009. The Compensation Committee wanted to reward Mr. Mayer for his valuable service to the company for prior years. In addition, the Compensation Committee determined that the terms of the Retirement Agreement were appropriate in light of Mr. Mayer’s agreement to provide transition services to us through March 2009, and was consistent with what he would have been paid if he was terminated without cause.

Perquisites and Other Benefits

The only perquisite that we provide to our named executive officers that is not provided to our employees generally is a car allowance with an incremental cost of less than $10,000 per year. The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. We believe that providing this benefit is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. The consultant’s January 2008 market analysis demonstrated that a majority of our peer companies provided auto allowance for their top executives.

In November 2008, following a review by PM&P of our peer groups, the Compensation Committee established a Benefit Restoration Plan for our executive officers and other members of senior management, which is similar to and operates in conjunction with our Complete Production Services Inc. 401(k) Employee Savings Plan. Section 401(k) of the Code limits contributions and company matching for certain employees earning specified amounts in any year. As in a 401(k) plan, contributions to this plan are voluntary. The terms of the plan permits us to match contributions, 100% of the executive’s elective deferrals (up to 4% of the total compensation). The Compensation Committee felt that this was a valuable and appropriate benefit for the executives as it helped them plan for retirement and given that we do not provide any supplemental retirement benefits or other form of deferred compensation plan. For 2009, based on management’s recommendation, the Compensation Committee has determined to not make any matching contributions under our Benefit Restoration Plan and to suspend matching contributions to our 401(k) plan effective as of May 1, 2009.

Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to certain of our executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and our board of directors’ committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee are intended to qualify as “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our equity plans are intended to meet the criteria of performance-based compensation under Section 162(m), while our restricted stock awards do not qualify as performance-based compensation. The 2008 MIP did not qualify as performance-based compensation as the 2008 Plan was adopted after the commencement of the performance period for the 2008 MIP.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders best interests, such as time vested grants of restricted stock or retention bonuses, as part of their initial employment offers.

Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If this occurs, the portion of the payments and benefits in excess of one times the base amount is treated as an excess parachute payment subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payment is disallowed under Section 280G of the Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options and the payments and benefits payable upon a qualifying termination following a change of control) could be excess parachute payments under Sections 280G and 4999 of the Code. We provide certain of our executive officers with tax gross-up payments in the event of a qualifying termination in connection with a change of control as the Compensation Committee believes this is consistent with market practice and these terms were negotiated by the executives in connection with their hiring.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2008, 2007 and 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Joseph C. Winkler	2008	$552,000	$1,104,465	$645,105	$1,330,714	$18,822	$3,651,106
Chairman and Chief	2007	$544,024	$538,792	$430,581	$386,400	$18,600	$1,918,397
Executive Officer	2006	$482,404	$359,348	$380,256	$927,160	$18,400	$2,167,568
Brian K. Moore(6)	2008	$310,000	$326,557	$220,551	$597,857	$18,825	$1,473,790
President and Chief Operating Officer	2007	$287,120	$82,102	$126,716	$162,750	$18,600	$677,288
Jose A. Bayardo(7)	2008	$210,833	$162,624	$114,724	$345,616	$18,800	$852,597
Vice President and Chief Financial Officer
J. Michael Mayer(8)	2008	$305,000	$1,017,093	$376,297	$128,100	$1,091,273	$2,917,763
Former Senior Vice President and	2007	$301,263	$172,869	$138,753	$128,100	$18,600	$759,585
Chief Financial Officer	2006	$284,105	$95,199	$72,519	$310,242	$18,400	$780,465
James F. Maroney	2008	$254,400	$277,817	$173,777	$367,971	$18,810	$1,092,775
Vice President, Secretary	2007	$250,810	$109,919	$129,464	$89,040	$18,600	$597,833
and General Counsel	2006	$235,305	$68,850	$78,048	$213,960	$17,050	$613,213
Kenneth L. Nibling	2008	$238,500	$265,519	$164,803	$344,973	$18,810	$1,032,605
Vice President — Human	2007	$235,136	$105,697	$123,538	$83,475	$18,600	$566,446
Resources and Administration	2006	$218,739	$67,250	$75,432	$200,588	$16,588	$578,597

(1)	Includes any amount of salary deferred under the Complete Production Services, Inc. 401(k) Retirement and Savings Plan (the “401(k) Plan”) otherwise payable in cash during the year.

(2)	The amounts shown are the amounts of compensation cost recognized by us in the year indicated related to the grants of restricted stock, as prescribed under FAS 123R. For a discussion of valuation assumptions, see Footnote 12, “Stockholders’ Equity” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. For Mr. Mayer, includes the effects of the acceleration of 45,754 shares of restricted stock in connection with his retirement on October 15,

2008. The table below shows how much of the overall amount of the compensation cost recognized by us in fiscal year 2008 is attributable to each award:

		Number of	2008
		Shares of Stock in	Compensation
Named Executive Officer	Grant Date	Original Grant	Cost

Mr. Winkler	05/22/2008	91,100	$554,357
	01/31/2007	20,500	$135,778
	04/20/2006	20,500	$164,000
Mr. Moore	05/22/2008	38,400	$233,670
	03/20/2007	5,200	$33,869
	01/31/2007	4,200	$27,818
	04/20/2006	3,900	$31,200
Mr. Bayardo	05/22/2008	12,400	$75,456
	01/31/2007	3,400	$22,519
	09/05/2006	4,828	$37,449
	04/20/2006	3,400	$27,200
Mr. Mayer	05/22/2008	29,300	$785,504
	01/31/2007	6,600	$86,777
	04/20/2006	6,600	$72,461
Mr. Maroney	05/22/2008	21,000	$127,788
	01/31/2007	4,700	$31,130
	04/20/2006	4,700	$37,600
Mr. Nibling	05/22/2008	19,700	$119,877
	01/31/2007	4,400	$29,143
	04/20/2006	4,400	$35,200

The restricted shares shown in the above table vest in equal annual installments over a three-year period on each anniversary of the date of issuance, subject to continued service with us. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant. For the 2008 fiscal year, the number of grants of restricted stock and stock options increased in lieu of an increase in base salaries. See “Compensation Discussion and Analysis — Components of Compensation” for a more complete discussion.

(3)	The amounts shown are the amounts of compensation cost recognized by us in the year indicated related to the grants of stock options, as prescribed under FAS 123R, except that for purposes of the amounts shown in the table above no forfeitures were assumed to take place. The amounts shown are not necessarily indicative of the value to be realized by the named executive officers for such stock options especially in light of the fact that most of the stock options are underwater. Please see “Outstanding Equity Awards at Fiscal Year End” table. For a discussion of valuation assumptions for the compensation cost recognized, see Footnote 12, “Stockholders’ Equity” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. For Mr. Mayer, includes the effects of the acceleration of 63,899 options in connection with his retirement on October 15, 2008. The table below shows how much of the overall amount of the compensation cost recognized by us in fiscal year

2008 is attributable to each award (adjusted to assume no forfeitures, except in the case of Mr. Mayer’s awards, for which no such adjustments were made):

			Number of
			Shares of Stock
			Underlying	2008
		Exercise	Options in	Compensation
Named Executive Officer	Grant Date	Price	Original Grant	Cost

Mr. Winkler	01/31/2008	$15.90	111,100	$149,112
	01/31/2007	$19.87	87,200	$210,850
	04/20/2006	$24.00	87,200	$285,143
Mr. Moore	01/31/2008	$15.90	46,800	$62,812
	03/20/2007	$19.54	26,200	$61,142
	01/31/2007	$19.87	17,500	$42,315
	04/20/2006	$24.00	16,600	$54,282
Mr. Bayardo	01/31/2008	$15.90	15,100	$20,266
	01/31/2007	$19.87	14,500	$35,061
	09/05/2006	$23.27	4,500	$11,986
	04/20/2006	$24.00	14,500	$47,415
Mr. Mayer	01/31/2008	$15.90	35,800	$141,353
	01/31/2007	$19.87	28,100	$127,194
	04/20/2006	$24.00	28,100	$107,750
Mr. Maroney	01/31/2008	$15.90	25,600	$34,359
	01/31/2007	$19.87	19,900	$48,118
	04/20/2006	$24.00	19,900	$65,073
Mr. Nibling	01/31/2008	$15.90	24,000	$32,211
	01/31/2007	$19.87	18,700	$45,317
	04/20/2006	$24.00	18,700	$61,149

The options shown in the above table vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us, and have a term ranging from five to ten years.

(4)	The amounts shown represent the bonus performance awards earned under the MIP for services rendered during fiscal year 2008. Our 2008 adjusted EPS of $2.31 resulted in bonus awards for 2008 at approximately 192.9% of each executive’s target bonus opportunity. Bonuses to our executive officers are based upon a percentage of their base salary. See “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus plan.

(5)	The amounts shown include our incremental cost for the provision to each of the named executive officers of (a) a car allowance for fiscal 2008 equal to $9,622 for Mr. Winkler, $9,625 for Mr. Moore, $9,600 for Mr. Bayardo, $9,610 for Messrs. Nibling and Maroney, and $7,600 for Mr. Mayer, who received a car allowance pro-rated through the date of his retirement, and (b) matching contributions made under our 401(k) Plan for fiscal 2008 for each of the named executive officers equal to $9,200.

(6)	Mr. Moore first served as a named executive officer with his promotion to President and Chief Operating Officer in March 2007. Compensation shown for 2007 is for the full 2007 fiscal year.

(7)	Mr. Bayardo became a named executive officer in October 2008 upon his promotion to Vice President and Chief Financial Officer. Compensation shown for 2008 is for the full 2008 fiscal year.

(8)	Mr. Mayer served as our Senior Vice President and Chief Financial Officer until October 15, 2008. On October 8, 2008, we entered into a retirement agreement with Mr. Mayer providing for certain benefits and payments. Mr. Mayer’s bonus for fiscal 2008 under the MIP was pro-rated through the date of his retirement. All Other Compensation for Mr. Mayer includes the sums described in footnote 5 above, plus amounts paid under Mr. Mayer’s retirement agreement, as follows (a) the payment of a lump sum retirement benefit equal to $1,043,486, plus (b) $23,285 payment in lieu of continued health and dental insurance benefits for 20 months following October 15, 2008 based on the existing cost sharing arrangement with us, plus (c) a tax gross up payment on the health payments equal to $7,701.60. In accordance with Section 409A of the Code, the payments will be made on or about April 16, 2009. In addition, Mr. Mayer’s retirement agreement provided for: (a) accelerated vesting as of October 15, 2008 of 63,899 outstanding unvested stock options and 45,754 outstanding unvested shares of restricted stock held by Mr. Mayer and (b) an extension of the exercise period for 63,900 of Mr. Mayer’s outstanding options from January 15, 2009 to October 15, 2009.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2008:

						All Other
						Stock	All Other
						Awards:	Option
						Number of	Awards:		Grant Date
						Shares of	Number of	Exercise or	Fair Value
						Stock or	Securities	Base Price	of Stock and
			Estimated Possible Payouts Under			Units(2)	Underlying	of Option	Option
	Approval	Grant	Non-Equity Incentive Plan Awards(1)			Restricted	Awards(3)	Awards	Awards
Name	Date	Date	Threshold	Target	Maximum	Stock(2)	Options(3)	($/Sh)	($)(4)

Joseph C. Winkler	01/29/2008	01/31/2008					111,100	$15.90	$438,656
	03/27/2008	03/27/2008	$69,000	$690,000	$1,380,000
	05/22/2008	05/22/2008				91,100			$2,722,068
Brian K. Moore	01/29/2008	01/31/2008					46,800	$15.90	$184,780
	03/27/2008	03/27/2008	$31,000	$310,000	$620,000
	05/22/2008	05/22/2008				38,400			$1,147,392
Jose A. Bayardo	01/29/2008	01/31/2008	$17,921	$179,209	$358,416		15,100	$15.90	$59,619
	05/22/2008	05/22/2008				12,400			$370,512
J. Michael Mayer	01/29/2008	01/31/2008					35,800	$15.90	$141,349
	03/27/2008	03/27/2008	$24,400	$259,250	$518,500
	05/22/2008	05/22/2008				29,300			$875,484
James F. Maroney	01/29/2008	01/31/2008					25,600	$15.90	$101,076
	03/27/2008	03/27/2008	$19,080	$190,800	$381,600
	05/22/2008	05/22/2008				21,000			$627,480
Kenneth L. Nibling	01/29/2008	01/31/2008					24,000	$15.90	$94,759
	03/27/2008	03/27/2008	$17,888	$178,875	$357,750
	05/22/2008	05/22/2008				19,700			$588,636

(1)	The amounts shown represent potential value of performance bonus awards under the MIP for fiscal year 2008 based on our performance against pre-established EPS goals. The amounts shown under “Threshold” correspond to “Entry” level performance (adjusted EPS of $1.59), the amounts shown under “Target” correspond to “Expected Value” level of performance (adjusted EPS of $2.19) and the amounts shown under “Maximum” correspond to “Stretch” level of performance (adjusted EPS of $2.33). Potential bonus payouts at Expected Value are determined as a percentage of each participant’s base salary, which varies by position. Actual amounts awarded under the plan to our named executive officers for fiscal year 2008 are reflected in the Summary Compensation Table. Please also see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete discussion regarding the MIP.

(2)	Amounts shown represent restricted shares of our common stock issued under our 2008 Stock Incentive Plan that vest in three equal installments on January 30, 2009, January 30, 2010, and January 30, 2011, subject to continued service with us.

(3)	Amounts shown represent options issued under our 2001 Stock Incentive Plan that vest in three equal annual installments over a three-year period on January 30, 2009, January 30, 2010, and January 30, 2011, subject to continued service with us, and have a ten-year term.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $15.90; exercise price of option, $15.90; expected stock volatility, 24.5%; risk-free interest rate, 2.82% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.

The dollar value of the restricted stock shown represents the grant date fair value as prescribed under FAS 123R, based on the closing price of our common stock on the May 22, 2008, the date of grant, of $29.88

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2008:

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares		Market Value of
	Unexercised	Unexercised	Option	Option	or Units of Stock		Shares or Units of
	Options	Options	Exercise	Expiration	That Have Not		Stock That Have
Name	Exercisable	Unexercisable(1)	Price	Date	Vested		Not Vested(2)

Joseph C. Winkler	0	111,100	$15.90	01/31/2018	229,253	(3)	$1,868,412
	29,067	58,133	$19.87	01/31/2017
	58,134	29,066	$24.00	04/20/2016
	39,714	13,236	$6.69	06/23/2015
	408,516	136,171	$6.69	06/20/2015
Brian K. Moore	0	46,800	$15.90	01/31/2018	45,966	(4)	$374,623
	8,734	17,466	$19.54	03/20/2017
	5,834	11,666	$19.87	01/31/2017
	11,068	5,532	$24.00	04/20/2016
Jose A. Bayardo	0	15,100	$15.90	01/31/2018	17,408	(5)	$141,875
	4,834	9,666	$19.87	01/31/2017
	3000	1,500	$23.27	09/05/2016
	9,667	4,833	$24.00	04/20/2016
	12,702	0	$5.00	01/01/2010
J. Michael Mayer(6)	35,800	0	$15.90	10/15/2009	0		$0
	28,100	0	$19.87	10/15/2009
	28,100	0	$24.00	01/15/2009
James F. Maroney	0	25,600	$15.90	01/31/2018	29,454	(7)	$240,050
	0	13,267	$19.87	01/31/2017
	0	6,634	$24.00	04/20/2016
	17,334	0	$11.66	10/03/2015
Kenneth L. Nibling	0	24,000	$15.90	01/31/2018	27,854	(8)	$227,010
	6,234	12,466	$19.87	01/31/2017
	12,468	6,232	$24.00	04/20/2016
	17,333	0	$11.66	10/03/2015

(1)	The following table shows the vesting schedules relating to the unexercisable option awards which are represented in the above table by their expiration dates and presumes continued service with us through the vesting date:

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule

01/31/2018	01/31/2008	Original grant vests in 3 equal installments on 1/31/2009, 1/31/2010 and 1/31/2011
03/20/2017	03/20/2007	Original grant vests in 3 equal installments on 3/20/2008, 3/20/2009 and 3/20/2010
01/31/2017	01/31/2007	Original grant vests in 3 equal installments on 1/31/2008, 1/31/2009 and 1/31/2010
09/05/2016	09/05/2006	Original grant vests in 3 equal installments on 9/5/2007, 9/5/2008 and 9/5/2009
04/20/2016	04/20/2006	Original grant vests in 3 equal installments on 4/20/2007, 4/20/2008 and 4/20/2009
06/23/2015	06/23/2005	Original grant vests in 4 equal installments on 6/23/2006, 6/23/2007, 6/23/2008 and 6/23/2009
06/20/2015	06/20/2005	Original grant vests in 4 equal installments on 6/20/2006, 6/20/2007, 6/20/2008 and 6/20/2009

(2)	Represents the closing price of a share of our common stock on December 31, 2008 ($8.15) multiplied by the number of shares that have not vested.

(3)	Represents 91,100 shares of restricted stock that vest in installments of 30,367, 30,367 and 30,366 shares on January 31 of 2009, 2010 and 2011, respectively, 13,666 shares of restricted stock that vest in installments of 6,833 shares on January 31 of 2009 and 2010, 6,833 shares of restricted stock that vest in full on April 20, 2009, and 117,654 shares of restricted stock that vest in full on June 20, 2009, in each case subject to continued service with us.

(4)	Represents 38,400 shares of restricted stock that vest in installments of 12,800 shares on January 31 of 2009, 2010 and 2011, 3,466 shares of restricted stock that vest in installments of 1,733 shares on March 20 of 2009 and 2010, 2,800 shares of restricted stock that vest in installments of 1,400 shares on January 31 of 2009 and 2010, and 1,300 shares of restricted stock that vest in full on April 20, 2009, in each case subject to continued service with us.

(5)	Represents 12,400 shares of restricted stock that vest in installments of 4,134, 4,133 and 4,133 shares on January 31 of 2009, 2010 and 2011, respectively, 2,266 shares of restricted stock that vest in installments of 1,133 shares on January 31 of 2009 and 2010, 1,609 shares of restricted stock that vest in full on September 5, 2009, and 1,133 shares of restricted stock that vest in full on April 20, 2009, in each case subject to continued service with us.

(6)	Pursuant to Mr. Mayer’s retirement agreement, all of his outstanding options and shares of restricted stock became fully vested on his date of retirement, October 15, 2008.

(7)	Represents 21,000 shares of restricted stock that vest in installments of 7,000 shares on January 31 of 2009, 2010 and 2011, 3,133 shares of restricted stock that vest in installments of 1,567 and 1,566 shares on January 31 of 2009 and 2010, respectively, 1,566 shares of restricted stock that vest in full on April 20, 2009, and 3,755 shares of restricted stock that vest in full on October 3, 2009, in each case subject to continued service with us.

(8)	Represents 19,700 shares of restricted stock that vest in installments of 6,567, 6,567 and 6,566 shares on January 31 of 2009, 2010 and 2011, respectively, 2,933 shares of restricted stock that vest in installments of 1,467, and 1,466 shares on January 31 of 2009 and 2010, respectively, 1,466 shares of restricted stock that vest in full on April 20, 2009, and 3,755 shares of restricted stock that vest in full on October 3, 2009, in each case subject to continued service with us.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our named executive officers for the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of
	Securities Acquired	Value Realized on	Number of Shares	Value Realized
Name	on Exercise	Exercise(1)	Acquired on Vesting	on Vesting(2)

Joseph C. Winkler	0	$0	13,667	$286,524
Brian K. Moore	162,335	$4,243,285	4,434	$90,519
Jose A. Bayardo	5,081	$114,472	3,876	$85,752
J. Michael Mayer	70,144	$1,765,223	60,004	$758,969
James F. Maroney	54,565	$1,061,695	6,889	$126,798
Kenneth L. Nibling	34,667	$655,992	6,689	$122,605

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change of Control

We have entered into agreements with each of our named executive officers and certain other members of our senior management that provide certain severance payments and benefits (the severance plan) and certain change of control payments and benefits (the change of control plan). On December 29, 2008, we entered into amended and restated agreements with each of our named executive officers and certain other members of our senior management to comply with Sections 162(m) and 409A of the Code.

Severance Plan

Pursuant to the terms of the severance plan, if we terminate the employee’s employment other than for “cause” (as defined below), and for Mr. Winkler, the employee voluntarily terminates his employment for “good reason” (as defined below) prior to attainment of age 63, the employee will be entitled to receive certain compensation and benefits from us, including the following:

•	a severance payment equal to two times (in the case of Mr. Winkler) or 1.67 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the employee’s annual base salary plus “termination bonus”;

•	a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the employee’s employment is terminated, pro-rated for the days served during that year;

•	for Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, all unvested stock options and restricted stock will immediately vest; and

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of an automobile allowance for up to 24 months (in the case of Mr. Winkler) or 20 months (in the case of each Messrs. Moore, Bayardo, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date.

Change of Control Plan

Pursuant to the change of control plan, upon a “change of control” all unvested stock options and restricted stock will immediately vest. In addition, if at any time during the period that commences six months prior to and ends two years following the effective date of a “change of control,” the employee voluntarily terminates his employment for “good reason” (as defined below) or we terminate the employee’s employment other than for “cause,” the employee will be entitled to receive certain additional compensation and benefits from us (less any benefits received under the severance plan), including the following:

•	a severance payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) of the sum of the employee’s annual base salary plus termination bonus;

•	a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the employee’s employment is terminated, pro-rated for the days served during that year;

•	a payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the amount we would be required to contribute on the employee’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the employee’s termination base salary;

•	the employee shall become fully vested in the employee’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of a car allowance for up to three years (in the case of Mr. Winkler) or 2.5 years (in the case of each Messrs. Moore, Bayardo, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date, and in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year in which he terminates employment; and

•	in the case of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the compensation and benefits provided.

General

All payments under both the severance plan and the change of control plan generally are designed to be paid in a manner that complies with, or is exempt from, Section 409A of the Code. Throughout the severance payout period (two years in the case of Mr. Winkler and 20 months in the case of Messrs. Moore, Bayardo, Maroney and Nibling) or the change of control payout period (three years in the case of Mr. Winkler and 2.5 years in the case of Messrs. Moore, Bayardo, Maroney and Nibling), the executive shall not induce any person in our employment to terminate such employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any business or entity that directly or indirectly competes in any material manner with us. The initial term of the agreements for each of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling terminates on December 29, 2011, the third anniversary of the effective date of the agreement. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive one-year periods.

“Cause” is generally defined as the executive’s: (a) conviction of a felony; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us that is materially injurious; (c) willful and continued failure to devote substantially all of his business time to our business affairs, which failure is not remedied within a reasonable time after written demand is delivered; (d) unauthorized disclosure of our confidential information that is materially injurious to us; or (e) knowing or willful material violation of federal or state securities laws.

A “change of control” is generally defined as one of the following: (a) any person becomes the beneficial owner of our securities representing 20% or more of our combined voting power; (b) a change in the majority of the membership of our board occurs without approval by two-thirds of the directors who are continuing directors; (c) we are merged, consolidated or combined with another corporation or entity and our stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving entity; (d) a tender offer or exchange offer is made and consummated by a person or group of persons for the ownership of 20% or more of our voting securities; or (e) there is a disposition, transfer, sale or exchange of all or substantially all of our assets, or stockholder approval of a plan of our liquidation or dissolution, where “substantially all” means 85% or more. In addition, the events and transactions described in (a) through (e) will be considered a “change of control” only if the event or transaction is a “change of control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) with respect to the affected executive.

“Good reason” is generally defined as any of the following which results in the terms of the employee’s employment having been detrimentally and materially affected: (a) failure to re-elect or appoint the employee to any corporate office or directorship he currently occupies or a material reduction in his authority, duties or responsibilities or if the executive is assigned duties or responsibilities materially inconsistent from those immediately prior to such assignment; (b) a material reduction in the employee’s compensation, benefits and perquisites; (c) we fail to obtain a written agreement satisfactory to the executive from our successor or assigns to assume and perform his employment agreement; or (d) we require the executive to be based at any office located more than 50 miles from our current offices.

“Termination bonus” is defined as an amount equal to the greater of (i) 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) of the employee’s annual base salary for the year in which the employee terminates employment, or (ii) the highest annual bonus earned by the employee during any of the three full fiscal years preceding the employee’s date of termination

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers (other than Mr. Mayer) under our employment agreements: (1) assuming that a change of control and qualifying termination of employment occurred on December 31, 2008, the last business day of fiscal year 2008; (2) assuming that a change of control occurred on December 31, 2008, the last business day of fiscal year 2008; and (3) assuming that a termination of employment without cause (and not within the change of control protective period), as described above, occurred on December 31, 2008, the last business day of fiscal year 2008. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded are pro-rated bonuses for fiscal year 2008 as the trigger event occurs on the last day of 2008 and thus the payout would be the same as if the trigger event had not occurred. The bonuses earned for fiscal year 2008 are provided in the Summary Compensation Table. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, the named executive officers will receive the amounts reflected below. A description of the benefits and payments provided to Mr. Mayer upon his retirement with us on October 15, 2008 can be found in the Summary Compensation Table and the footnotes thereto.

						Value of	Sub-total of
				Retirement	Value of	Restricted	Value of
	Cash	Other	Health and	Plan	Option	Stock	Benefits	280G Tax	Total
Trigger	Severance(1)	Benefits(2)	Insurance(3)	Contributions(4)	Acceleration(5)	Acceleration(6)	Payable	Gross-Up(7)	Value(8)

JOSEPH C. WINKLER
Change of Control Termination	$5,648,142	$111,600	$30,496	$29,400	$218,137	$1,868,436	$7,906,211	$2,123,961	$10,030,172
Change of Control No Termination	$0	$0	$0	$0	$283,010	$1,868,436	$2,151,446	$0	$2,151,446
Termination without Cause(9)	$3,765,428	$102,000	$20,331	$0	$218,137	$1,868,436	$5,974,332	N/A	$5,974,332

BRIAN K. MOORE
Change of Control Termination	$2,269,643	$24,000	$25,413	$24,500	$0	$341,216	$2,684,772	$931,601	$3,616,373
Change of Control No Termination	$0	$0	$0	$0	$8,539	$341,216	$349,755	$0	$349,755
Termination without Cause(9)	$1,516,121	$16,000	$16,942	$0	$0	$341,216	$1,890,279	N/A	$1,890,279

JOSE A. BAYARDO
Change of Control Termination	$1,589,040	$24,000	$25,413	$24,500	$0	$101,060	$1,764,013	$625,628	$2,389,641
Change of Control No Termination	$0	$0	$0	$0	$2,760	$101,060	$103,820	$0	$103,820
Termination without Cause(9)	$1,061,479	$16,000	$16,942	$0	$0	$0	$1,094,421	N/A	$1,094,421

JAMES F. MARONEY
Change of Control Termination	$1,555,928	$24,000	$25,413	$24,500	$0	$240,058	$1,869,899	$562,195	$2,432,094
Change of Control No Termination	$0	$0	$0	$0	$4,617	$240,058	$244,675	$0	$244,675
Termination without Cause(9)	$1,039,360	$16,000	$16,942	$0	$0	$240,058	$1,312,360	N/A	$1,312,360

KENNETH L. NIBLING
Change of Control Termination	$1,458,683	$24,000	$25,413	$24,500	$0	$227,018	$1,759,614	$527,720	$2,287,334
Change of Control No Termination	$0	$0	$0	$0	$4,329	$227,018	$231,347	$0	$231,347
Termination without Cause(9)	$974,400	$16,000	$16,942	$0	$0	$227,018	$1,234,360	N/A	$1,234,360

(1)	In the case of a change of control termination, represents (a) a severance payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the executive’s annual base salary plus “termination bonus” (as defined above); and (b) a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the executive’s employment is terminated, pro-rated for the days served during that year.

In the case of a termination without cause, represents (a) a severance payment equal to two times (in the case of Mr. Winkler) or 1.67 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the employee’s annual base salary plus “termination bonus”; a percentage of the executive’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the executive’s employment is terminated, pro-rated for the days served during that year.

(2)	In the case of a change of control termination, represents (a) a lump sum payment in lieu of a car allowance for the payout period following the date of termination, plus (b) in the case of Mr. Winkler only, a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year in which his employment terminates, plus (c) an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date. No such benefits were accrued to any named executive officer as of December 31, 2008.

(3)	Represents continued benefits, such as medical, dental, disability and life insurance coverage and benefits for the payout period, based on our current costs to provide such coverage.

(4)	Represents the dollar value of the payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the amount we would be required to contribute on the executive’s behalf under our 401(k), pension, deferred compensation and other retirement plans based on the executive’s termination base salary. We do not currently have any pension or other retirement plans.

(5)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($8.15) on the NYSE on December 31, 2008 and the stock options’ exercise prices. In the event of a change of control only, represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options using the Black-Scholes model value based on the remaining expected life of the stock options.

(6)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock, based on the closing price of our common stock ($8.15) on the NYSE on December 31, 2008.

(7)	Represents in the case of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the compensation and benefits provided.

(8)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(9)	Termination without cause and not within six months prior to, or 24 months after, a change of control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2008 Annual Report on Form 10-K and in this proxy statement for the 2008 annual meeting of stockholders.

Compensation Committee of the Board of Directors
James D. Woods
R. Graham Whaling

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average Exercise	Equity Compensation
	Exercise of Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants and	Securities Reflected in
Plan Category	Rights(a)	Rights(b)	Column (a)(c))

Plans approved by stockholders	2,225,560	$17.38	2,217,060
Plans not approved by stockholders	0	0.00	0

Total	2,225,560	$17.38	2,217,060

(a)	Represents the number of securities to be issued upon exercise of outstanding options under our 2008 Plan and our Amended and Restated 2001 Stock Incentive Plan, as amended.

We assumed the CES 2003 Stock Incentive Plan and the IEM 2004 Stock Incentive Plan in connection with our September 2005 Combination with CES and IEM. While the plans will continue to govern the existing options granted thereunder, they were terminated in connection with the Combination as to any future awards. Similarly, we assumed the Pumpco Services, Inc. 2005 Stock Incentive Plan in connection with our acquisition of Pumpco Services, Inc. in November 2006 and while the plan will continue to govern the existing options granted thereunder, the plan was terminated in connection with the acquisition as to any future awards. As of December 31, 2008, (i) options for 453,210 shares of our common stock were outstanding under the CES 2003 Stock Incentive Plan with a weighted-average exercise price of $5.98; (ii) options for 67,742 shares of our common stock were outstanding under the IEM 2004 Stock Incentive Plan with a weighted-average exercise price of $5.67; and (iii) options for 105,000 shares of our common stock were outstanding under the Pumpco Services, Inc. 2005 Stock Incentive Plan with a weighted-average exercise price of $5.00.

(b)	Represents the weighted-average exercise price of outstanding options under our 2008 Plan and our Amended and Restated 2001 Stock Incentive Plan, as amended.

(c)	Represents the number of securities remaining available for issuance under our 2008 Plan, as all prior plans were terminated as of December 31, 2008. In 2009, we issued options and shares of restricted stock covering an aggregate of 2,196,308 shares leaving (after forfeitures in 2009) only 54,018 shares available for future issuance under the 2008 Plan as of March 23, 2009. The amount shown does not include the 6,400,000 additional shares of our common stock proposed for issuance under Amendment No. 1 to the Complete Production Services, Inc. 2008 Incentive Award Plan proposed for approval by our stockholders at this annual meeting under Item No. 2 of this proxy statement.

Audit Committee Report

Following is the report of the Audit Committee with respect to Complete Production Services’ audited financial statements for the fiscal year ending December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Complete Production Services’ accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Grant Thornton LLP. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Grant Thornton LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Grant Thornton LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Complete Production Services, Inc. that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee of the Board of Directors
Michael McShane
W. Matt Ralls
R. Graham Whaling

Independent Registered Public Accountants

Grant Thornton LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2008 and 2007 as follows:

Type of Fees	Fiscal 2008	Fiscal 2007

Audit Fees	$2,145,907	$2,437,255
Audit-Related Fees	20,000	26,000
Tax Fees	0	1,250
All Other Fees	0	0

Total	$2,165,907	$2,464,505

Audit Fees

The category includes fees associated with our annual audit, our audit of internal controls over financial reporting and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements and the assistance with the review of our SEC registration statements and our debt offering audit.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.

This category includes fees associated with tax return preparation, tax planning for merger and acquisition activities and tax consultations.

All Other Fees

We did not engage Grant Thornton LLP to provide any other services during the fiscal years ended December 31, 2008 and 2007.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Grant Thornton LLP and has determined the rendering of such non-audit services was compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal years 2008 and 2007 all audit fees, audit-related fees and tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Grant Thornton LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Grant Thornton LLP for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

Effective as of February 2007, our board adopted written Related Party Transactions Policy and Procedures. A related party transaction (as defined below) may be consummated or may continue only if the Nominating Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy. If advance committee approval of a related party transaction requiring the committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Nominating Committee subject to ratification of the transaction by the Nominating Committee at the committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall present to the Nominating Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto and shall update the Nominating Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Nominating Committee of all then current related party transactions. In addition, under our policy, any related party transactions which could reasonably be expected to have a material impact on our financial statements shall be brought to the attention of the Audit Committee of our board of directors.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Complete Production Services, Inc. (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Related Person Transactions

Robert S. Boswell, one of our directors, serves as Chairman and Chief Executive Officer of Laramie Energy II, LLC. Laramie Energy II paid us approximately $1.7 million for oilfield services during fiscal 2008.

Harold G. Hamm, one of our directors, is a majority owner as well as the Chairman and Chief Executive Officer of Continental Resources, Inc., an independent exploration and production company (“Continental Resources”). In connection with CES’s acquisition of Hamm Co. in 2004, CES entered into a Strategic Customer Relationship Agreement with Continental Resources. By virtue of our Combination in September 2005 with CES, we are now a party to such agreement. The agreement provides Continental Resources the option to engage a limited amount of our assets into a long-term contract at market rates. We sell services and products to Continental Resources and its subsidiaries. Revenues attributable to these sales totaled approximately $60.6 million for the year ended December 31, 2008. In addition, we lease offices and an oilfield yard from Continental Management Co. and Mr. Hamm for an aggregate of $187,081 for the year. These leases expire in 2010. Mr. Hamm is the owner of Continental Management Co.

Andrew L. Waite, one of our directors who will not be standing for re-election, is also a Managing Director and an officer of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P., which together with related entities, holds approximately 12.50% of the outstanding shares of our common stock. In addition, from November 2003 to November 2005, Mr. Waite served as Chairman, President and Chief Executive Officer of CES, which following the September 2005 Combination, became one of our subsidiaries. Mr. Waite was thus determined to be not independent. As disclosed above, Mr. Waite is not standing for re-election to our board of directors.

Marcus A. Watts, one of our directors, is a partner in the law firm of Locke Lord Bissell & Liddell LLP. In 2008, we made payments of approximately $582,301 to Locke Lord Bissell & Liddell LLP for legal services.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our common stock have complied with the reporting requirements of Section 16(a), except that (i) Kenneth L. Nibling, our Vice President, Human Resources and Administration, filed one late Form 4 regarding the purchase of 10,500 shares of common stock on December 23, 2008; (ii) Andrew L. Waite, our Presiding Non-Employee Director, filed late Form 4s regarding the sale of common stock on three separate occasions, 50,000 shares on July 31, 2008, 37,262 shares on August 1, 2008 and 50,000 shares on August 26, 2008; and (iii) James D. Woods, our Director, filed one late Form 4 regarding the option exercise of 4,461 shares of common stock on December 10, 2008.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2009 proxy statement, your proposal must be received by us no later than December 10, 2009 based on a proxy statement date of April 9, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.  Under our Amended and Restated Bylaws (“bylaws”), in order to nominate a director or bring any other business before the stockholders at the 2010 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 21, 2010 and later than February 22, 2010.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner; (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 11700 Katy Freeway, Suite 300, Houston, Texas 77079 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079, or contact Investor Relations by telephone at (281) 372-2300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

COMPLETE PRODUCTION SERVICES, INC.

James F. Maroney
Vice President, Secretary and General Counsel

APPENDIX A

AMENDMENT NO. 1
TO THE
COMPLETE PRODUCTION SERVICES, INC.
2008 INCENTIVE AWARD PLAN

This Amendment No. 1 (“Amendment”) to the Complete Production Services, Inc. 2008 Incentive Award Plan (the “Plan”), is adopted by Complete Production Services, Inc., a Delaware corporation (the “Company”), effective as of May 21, 2009. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A. Pursuant to Section 1.1 and 11.2 of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) acts as Administrator and is responsible for general administration of the Plan. Section 11.2 of the Plan authorizes the Board, at any time and from time to time, to exercise any and all rights and duties of the Committee, subject to certain limitations.

B. The Committee and the Board believe it to be in the best interest of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Common Stock which may be issued pursuant to Section 2.1 of the Plan.

C. Section 12.1 of the Plan provides that the Administrator may amend the Plan to increase the maximum aggregate number of shares of Common Stock which may be issued pursuant to Section 2.1 of the Plan, subject to approval by the stockholders of the Company within twelve (12) months of such action by the Administrator.

AMENDMENT

1. Subject to approval by the stockholders of the Company, Section 2.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“2.1. Shares Subject to Plan.

(a) Subject to Section 12.2(a) and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be equal to eight million nine hundred thousand (8,900,000) (“Authorized Shares”), representing an increase of 6,400,000 shares since the Plan’s inception. In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any unvested shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be automatically increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). In no event, however, shall the aggregate number of shares available for issuance pursuant to Incentive Stock Options under the Plan exceed 8,900,000. Of the 6,400,000 shares of Common Stock added to the Plan effective as of May 21, 2009, not more than 4,900,000 shares of Common Stock shall be available for full value awards granted under the Plan. For these purposes, full value awards shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary)”

2. Except as otherwise expressly set forth in this Amendment, the Plan and each award agreement to be entered into pursuant thereto, shall remain in full force and effect in accordance with its terms.

3. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

A-1

COMPLETE PRODUCTION SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009
9:00 a.m.
The Houstonian
111 N. Post Oak Lane
Houston, TX 77024

Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas, 77079
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2009.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint James F. Maroney and Jose A. Bayardo, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Complete Production Services, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-9397.
ò Please detach here ò
The Board of Directors Recommends a Vote FOR the nominees in Item 1 and FOR Items 2 and 3.

1.	To elect two	01 Joseph C. Winkler	02 R. Graham Whaling	☐	Vote FOR	☐	Vote
	Class I directors				all nominees		WITHHELD
	to serve for three-				(except as		from all
	year terms until the				marked)		nominees
annual meeting of
stockholders in
2012:

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Amendment to the Complete Production Services, Inc. 2008 Incentive Award Plan.

☐ For	☐ Against	☐ Abstain

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending December 31, 2009.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3.

Address Change? Mark Box      ☐      Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.